UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    tw telecom inc.

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10475 Park Meadows Drive

Littleton, Colorado 80124

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of tw telecom inc.:

We will hold the Annual Meeting of Stockholders of tw telecom inc. at the Denver Marriott South, 10345 Park Meadows Drive, Littleton, Colorado 80124, on June 1, 2011 at 9:00 a.m. MDT.

The purpose of the meeting is to:

1.	Elect six directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011;

3.	Hold an advisory vote to approve executive compensation for 2010 (“Say on Pay”);

4.	Hold an advisory vote on the frequency of advisory votes to approve executive compensation (“Say When on Pay”); and

5.	Consider such other matters that properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 4, 2011 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. Each share of common stock is entitled to one vote. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 10475 Park Meadows Drive, Littleton, Colorado 80124.

Our proxy statement and our 2010 annual report to stockholders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee), you must request a proxy card from your broker in order to vote in person at the meeting. If you plan to attend in person, please register no later than May 30, 2011 by calling (303) 542-6894 or by sending an email to ir@twtelecom.com. You may also obtain directions to the site of the meeting by calling that telephone number or sending an email to that address. Each stockholder must present (i) valid picture identification, such as a driver’s license or passport, and (ii) proof of ownership, such as a copy of your proxy or voting instruction card or a copy of a brokerage or bank statement showing your share ownership as of the Record Date.

Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

We have enclosed our 2010 annual report, including our Annual Report on Form 10-K for the year ended December 31, 2010, the proxy statement and proxy card with this notice of annual meeting.

Please vote your shares via the Internet, by telephone, or by mail. The Board of Directors is soliciting your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Executive Vice President, General Counsel and
Regulatory Policy, and Secretary

April 29, 2011

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

tw telecom inc.

10475 Park Meadows Drive

Littleton, Colorado 80124

Annual Meeting of Stockholders

Proxy Statement

Annual Meeting	June 1, 2011 9:00 a.m. MDT

Location	Denver Marriott South, 10345 Park Meadows Drive, Littleton, Colorado 80124

Record Date	Close of business on April 4, 2011. If you were a stockholder at that time, you may vote on the proposals contained in this proxy statement. Each share of common stock is entitled to one vote. You may not cumulate votes. On April 4, 2011, 150,478,534 shares of our common stock were outstanding.

Agenda	1. Elect six directors;

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011;

3. Advisory vote on executive compensation for 2010 (“Say on Pay”);

4. Advisory vote on frequency of vote on executive compensation (“Say When on Pay”); and

5. Consider such other matters that properly come before the meeting and any adjournments or postponements thereof.

Quorum	A quorum is present if at least a majority in total voting power of our outstanding capital stock as of the record date is present in person or by proxy. The votes of stockholders who fail to vote by proxy or attend the meeting will not count toward determining any required majority or quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Abstentions and Broker Non-Votes	Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Proxies	Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described in the enclosed proxy card) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted “for” the Board of Directors’ nominees (proposal 1), “for” ratification of the appointment of the independent public accounting firm (proposal 2), “for” approval of named executive officer compensation as disclosed in this proxy statement (proposal 3) and for the Board of Directors’ recommendation for votes on executive compensation every “three years” (proposal 4). The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for another nominee in their discretion.

Proxies Solicited By	The Board of Directors.

First Mailing Date	We anticipate the first mailing of this proxy statement to be on or about April 29, 2011.

Solicitation Costs	We will pay the costs of soliciting proxies from stockholders.

The Board’s Voting Recommendations	The Board recommends that you vote your shares:

• “FOR” each of the nominees to the Board (Proposal No. 1);

• “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 (Proposal No. 2);

• “FOR” approval of named executive officer compensation for 2010 as disclosed in this proxy statement (Proposal 3); and

• For the Board of Directors’ recommendation for votes every “three years” on executive compensation (Proposal 4).

VOTING PROCEDURES / REVOKING YOUR PROXY

You can vote your shares via the Internet, by telephone, by mail or in person at the meeting. Instructions for voting by all of these means are set forth on the proxy card which accompanies this Proxy Statement.

To vote by mail, complete and sign your proxy card—or your broker’s voting instruction card if your shares are held by your broker—and return it in the enclosed business reply envelope.

Your proxy will be voted in accordance with the instructions contained therein. Unless otherwise stated, all shares represented by your delivered proxy will be voted as noted above under “Proxies”.

Proxies will be revoked if you:

•	Deliver a signed, written revocation letter, dated later than your proxy, to Paul B. Jones, Secretary, at 10475 Park Meadows Drive, Littleton, Colorado 80124;

•

Deliver a signed proxy, dated later than the first one, to Wells Fargo Shareowner Services, either in person to 161 N. Concord Exchange, S. St. Paul, Minnesota 55075 or by mail to P.O. Box 64854, St. Paul, Minnesota 55164-0854;

•	Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

•	Re-vote by Internet or telephone within the time periods provided on the proxy card if you voted by the Internet or by telephone.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 1, 2011. This proxy statement and our 2010 annual report to security holders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Executive Summary

Proposal 1 – Election of Directors

Our Board recommends a “FOR” vote

We have nominated all six incumbent directors to serve another one year term. These nominees were selected based on a variety of factors, including their experience, knowledge, industry expertise, diversity of perspective, judgment and strategic vision. With the exception of Larissa Herda, our Chairman, President and Chief Executive Officer (“CEO”), all nominees are independent under the NASDAQ rules. We believe all nominees are well qualified and they have been actively involved in their positions. We invite you to review their qualifications beginning on page 18. We are asking for your vote to re-elect these directors.

Proposal 2 – Ratification of appointment of Independent Registered Public Accounting Firm

Our Board recommends a “FOR” vote

Ernst & Young LLP has served as our independent registered public accounting firm since the organization of our operations and has significant experience relative to our business. We are asking for your vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

Proposal 3 – Advisory Vote for Approval of Executive Compensation (“Say on Pay”)

Our Board recommends a “FOR” vote

In accordance with Section 14A of the Securities Exchange Act of 1934 (“Section 14A”), stockholders have the opportunity for a non-binding advisory vote on approval of executive compensation. We are asking for your vote to approve the compensation of named executive officers for 2010 as disclosed in this proxy statement.

Proposal 4 – Advisory Vote on Frequency of Advisory Vote for Approval of Executive Compensation (“Say When on Pay”)

Our Board recommends a vote for advisory votes every “THREE YEARS”

Section 14A also provides stockholders with the opportunity to vote on a non-binding, advisory resolution to indicate whether we should hold an advisory vote seeking approval of named executive officer compensation, as in Proposal 3 above, every three years, two years, or annually. We are asking you to vote for an advisory vote on executive compensation every three years.

BOARD AND GOVERNANCE INFORMATION

Governance Structure

General. The Board is responsible for the oversight of overall management and direction of our company and for establishing high level corporate policies. In addition, the Board and various committees of the Board regularly meet to receive and discuss operating, strategic and financial reports presented by senior management as well as reports by experts and other advisors. Directors participate in corporate review sessions to help familiarize them with our business, technology, and operations, as well as risk, risk mitigation and investment opportunities. On an annual basis, the Board reviews and approves succession plans prepared by our CEO. Our directors participate in director education programs on topics of current interest presented by our subject matter experts and advisors and attend accredited external director education programs.

Our directors are elected annually. The size of our Board is governed by our bylaws, which provide that the Board may set the number of directors by resolution. The Board has determined that our Board currently will be composed of six members.

Stockholder Nominees. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders if there is or is anticipated to be a vacancy on the Board and those nominations are submitted in writing to our corporate secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting, as required by our bylaws. A stockholder recommendation must include detailed contact information, biographical information, relevant qualifications for Board membership, information regarding any relationships between the candidate and us within the last three years and any relationships between the candidate and the stockholder, and a written indication of the candidate’s willingness to serve. The candidate must be willing to be interviewed by the Nominating and Governance Committee and to supply all additional information required for the Nominating and Governance Committee to determine whether the candidate is qualified. The Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed by the Committee for Board candidates, including the ability of the candidate to represent the interests of all stockholders and not serve for the purpose of advancing the interests of any particular stockholder group or other constituency. The Nominating and Governance Committee evaluates stockholder-recommended candidates using the same criteria it uses to evaluate candidates identified through other sources.

Director Qualifications and Selection Process. Our directors have a critical role in guiding our strategic direction and overseeing our management. The Nominating and Governance Committee believes that all persons nominated to serve as a director should possess the following minimum qualifications:

•	The highest personal and professional ethics and integrity,

•	Sound business judgment,

•	The absence of conflicts of interest that would impair the individual’s ability to exercise independent judgment and otherwise discharge his or her fiduciary obligations,

•	Sufficient time to devote to their responsibilities as a Board member,

•	Requisite knowledge, skills and experience to understand our business, and

•	Ability to meet NASDAQ and other requirements with respect to independence and financial literacy.

Other qualifications that we consider include:

•	Significant senior management or leadership experience, including public company experience,

•	Industry experience,

•	Strategic vision, and

•	Diversity in perspective.

We also believe that it is important for the Board to operate in a cooperative and collegial atmosphere, which facilitates open and candid discussion, and the Nominating and Governance Committee will consider whether candidates will promote that value. In considering a candidate, the Nominating and Governance Committee will consider the current composition and expertise of the serving members and whether additional expertise relevant to the duties of a Board member that a candidate may possess would be beneficial. The Nominating and Governance Committee does not have a formal policy with respect to diversity but considers the diversity of perspectives contributed by Board members in the aggregate and believes that Board members should represent diverse viewpoints. Therefore, the Committee considers diversity in perspective as well as race, gender and ethnicity in evaluating candidates. The Nominating and Governance Committee assembles relevant information regarding potential nominees and designates one or more members to interview candidates who it believes meet the minimum qualifications. The Nominating and Governance Committee solicits recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including other Board members. The Committee may also engage a search firm to identify qualified candidates, but did not do so to identify any current nominees.

Director Resignation Policy. To underscore the significance of our stockholders’ voice in the election of directors, in recognition of recent trends with respect to director elections and in response to a stockholder recommendation, in January 2011, the Board adopted a Director Resignation Policy. The Director Resignation Policy provides that in an uncontested election, any director nominee who fails to receive a greater number of votes “for” his or her election than votes “withheld” from his or her election must tender his or her resignation. The Nominating and Governance Committee will promptly evaluate any such resignation and make a recommendation to the Board, in the best interests of the Company and its stockholders, whether the resignation should be accepted or other action taken. Both the Nominating and Governance Committee and the Board may consider all relevant factors in making their recommendations and decisions, including without limitation the circumstances that led to the vote, the director’s qualifications, the director’s past and expected future contributions to the Company, overall Board composition, and whether accepting a resignation would cause failure to meet any applicable rule or regulation (including NASDAQ listing requirements and federal securities laws). The director who tendered the resignation will not participate in the Nominating and Governance Committee’s evaluation or the Board’s decision. The Board must act on the tendered resignation within 90 days after certification of the stockholder vote and publicly disclose its decision promptly in a Form 8-K furnished to the Securities and Exchange Commission (“SEC”).

Meetings

The Board of Directors held ten meetings in 2010. Each director attended more than 75% of all Board meetings and meetings of committees on which such director served during 2010. Our independent directors regularly meet in executive session without our CEO present.

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage our directors to attend, subject to their availability for travel at that time. All members of the Board attended the 2010 Annual Meeting.

Communication with Board of Directors

Information about our process for stockholders who wish to send a communication to the Board of Directors can be found on our Web site at www.twtelecom.com/investors/corp_gov.html.

Committees of the Board of Directors

Audit Committee

The Audit Committee is a standing committee that oversees the following functions on behalf of the Board:

•	The quality and integrity of our financial, accounting and reporting practices and controls, and our financial statements and reports;

•	Our Code of Conduct and our Integrity and Ethics Council;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of our internal audit function and the work of our independent registered public accounting firm; and

•	Our risk management and enterprise risk assessment processes (see “—Oversight of Risk Management” below).

The Audit Committee also approves the engagement of our independent registered public accounting firm and the scope of their audit and pre-approves any services to be performed by them. The Audit Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The Audit Committee members communicate with each other through formal meetings, telephonically and via email. They regularly meet in executive session, both with and without our independent auditors and our Vice President, Internal Audit. The Audit Committee held nine meetings in 2010. In addition, the Audit Committee reviewed all quarterly reports on Form 10-Q, quarterly earnings releases and conference call scripts and the Annual Report on Form 10-K prior to issuance. The Committee also reviews the Company’s significant accounting policies and supervises the development of the Company’s annual internal audit plans. The members are: Messrs. Mooney, who serves as Chairman, Young and Attorri. Each of the members of the Audit Committee are independent as defined by NASDAQ and SEC rules. Our Board determined that Mr. Mooney qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Nominating and Governance Committee

The Nominating and Governance Committee is a standing committee composed of Messrs. Attorri, who serves as Chairman, and Hays. The Nominating and Governance Committee’s members must be independent directors under applicable NASDAQ rules, and the Committee is composed entirely of directors who satisfy the definition of “independent” under those rules. The Nominating and Governance Committee identifies individuals qualified to become Board members, annually reviews the independence and qualification of incumbent Board members, recommends the director nominees to be considered for election by the stockholders or election by the Board to fill vacancies or newly created directorships and nominates Board committee members and chairs for approval by the full Board. The Nominating and Governance Committee also reviews the Board committee structure and oversees corporate governance matters, including policies regarding director selection criteria, Board leadership structure, Board meeting agendas, say-on-pay frequency and stockholder communications with the Board, Board evaluations and stockholder nominations of Board candidates. Specifically:

•	In 2007, the Nominating and Governance Committee developed a director continuing education policy that was ratified by the full Board.

•

In 2008, the Nominating and Governance Committee developed Guidelines for Directors adopted by the full Board that provide our directors guidance as to directors’ fiduciary duties and expected standards of conduct.

•	In 2009, the Nominating and Governance Committee developed policies ratified by the full Board with respect to executive sessions and Board meeting agendas as well as the annual Board calendar.

•	In 2011, the Nominating and Governance Committee developed the Director Resignation Policy that our Board adopted in January.

The Committee receives frequent and timely updates on corporate governance developments and trends and evaluates our corporate governance policies in light of those developments, recommending changes to the Board when deemed appropriate. The Guidelines for Directors and other policies related to the functioning of our Board are posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The Nominating and Governance Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The Nominating and Governance Committee held six meetings in 2010.

Compensation Committee Processes and Compensation Consultant

The Compensation Committee, a standing committee, reviews and recommends to the Board of Directors the compensation and terms of employment of our named executive officers and certain other senior management personnel, the compensation of the independent directors and oversees risk related to executive compensation. The Compensation Committee also approves all equity-based awards to the named executive officers and oversees the administration of our Amended and Restated 2000 Employee Stock Plan, our 1998 Stock Option Plan, our 2004 Qualified Stock Purchase Plan and our Deferred Compensation Plan. The Compensation Committee is composed entirely of directors who satisfy the definition of “independent” under NASDAQ rules. The Compensation Committee also makes other determinations regarding compensation matters that any tax, stock exchange, or federal securities law or regulation requires to be made by a committee composed entirely of independent or non-employee directors. The Compensation Committee operates under a written charter approved by our Board of Directors, a current copy of which is posted on our Web site at www.twtelecom.com/investors/corp_gov.html. The members are independent directors Messrs. Young, who serves as Chairman, Mooney and Pickle. The Compensation Committee held seven meetings in 2010.

The Compensation Committee directly retains the services of a consulting firm, Mercer (US), Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to advise the Compensation Committee on executive compensation matters, to assist in the evaluation of the competitiveness of our executive compensation program and to provide independent insight to the Compensation Committee in the design and operation of these programs. The consultant’s primary role is to provide objective analysis, advice and information and otherwise support the Compensation Committee in the performance of its duties. The Compensation Committee requests information and recommendations from the consultant as it deems appropriate in order to assist it in structuring and evaluating our executive compensation programs, plans and practices. The consultant reports to the Compensation Committee Chairman, who establishes the consultant’s work agenda and determines how and to what extent the consultant interacts with management in the course of its work for the Compensation Committee. During 2010, the Chairman of the Compensation Committee directed the consultant to work with selected members of our Human Resources staff to obtain the information necessary to carry out its assignments from the Compensation Committee. With respect to the CEO’s compensation, the consultant worked solely with the Compensation Committee. In 2010, the Compensation Committee requested the consultant to review and evaluate the competitiveness of the compensation program for our executive team against peer group data, assess the alignment of our compensation program with our stated philosophy to align pay with performance, provide an analysis of peer group equity practices and provide information regarding the director stock ownership requirements of our peer and selected other companies in connection with the Compensation Committee’s development of new director stock ownership guidelines. The compensation consultant also reviewed the Compensation Committee’s final 2010 compensation recommendations to the full Board for market competitiveness. With respect to independent director compensation, the Compensation Committee obtains and reviews published survey data compiled by outside sources, including the consultant, its analysis of the competitiveness of our independent director compensation against peer group data, as well as proxy statement data.

Protocols included in the consultant’s engagement letter govern if and when the consultant’s advice and recommendations can be shared with management. The Compensation Committee also determines the appropriate forum for receiving consultant input. Where appropriate, management invitees are present to provide context for the recommendations. In other cases, the Compensation Committee receives the consultant’s input in executive session without management present. This approach protects the Compensation Committee’s ability to receive objective advice from the consultant to use in its independent decisions about executive compensation.

The Compensation Committee’s decisions and recommendations to the full Board regarding the executive compensation program, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and input provided by the consultant. In 2010, we incurred approximately $70,000 for services provided by Mercer to the Compensation Committee of which approximately $61,000 was paid during the year. Mercer did not provide any services directly to management. During the 2010 fiscal year, an MMC affiliate (Marsh) provided performance bond issuance and insurance brokerage services to us resulting in fees to them of approximately $120,000. However, beginning with May 2010, we discontinued using Marsh for casualty insurance brokerage services, which accounted for approximately half of the fees we incurred for Marsh services in 2010. Our management made the decision to continue to use Marsh’s performance bond services, and through April 2010, its insurance brokerage services, without regard to the Compensation Committee’s engagement of Mercer because of a long-standing practice of using Marsh’s services for these limited purposes. Neither our Board nor our Compensation Committee approved our use of Marsh for these services because our management approved them in the ordinary course of business and the total fees were not significant. Because of the policies and procedures Mercer and the Compensation Committee have in place, and because the Compensation Committee has sole authority to retain and terminate the executive compensation consultant, the Compensation Committee is confident that the advice it receives from the compensation consultant is objective and not influenced by Mercer’s affiliate’s relationships with us. These policies and procedures include:

•	The consultant receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to us;

•

Mercer’s professional standards prohibit the individual providing consultant services from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations; and

•	The Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant.

The CEO reviews the annual performance and accomplishments of the other executive officers with the Compensation Committee at the beginning of each year and makes recommendations to the Committee regarding the appropriate base salary, payout under our short-term incentive plan and grants of equity incentives for those persons. The Committee reviews these recommendations in executive session, which may include the compensation consultant, and determines whether to approve or adjust the recommended amounts prior to submission to the full Board.

The CEO attends the portion of the Board meeting during which the Board reviews and approves the Committee’s recommendations for the executive team compensation, but does not attend portions of the meeting during which her compensation is discussed. Prior to the Board meetings at which compensation decisions are made, the Board meets in executive session to review all of the Committee’s recommendations.

The Compensation Committee may delegate to committees composed of management employees the day-to-day administration and interpretation of our 2004 Qualified Stock Purchase Plan, our Deferred Compensation Plan, our welfare benefit plans and our 401(k) Plan. The Committee may delegate to a director, the CEO or other persons the authority to make equity-based awards under our Amended and Restated 2000 Employee Stock Plan to non-executive employees within certain limits, to construe and interpret that plan (except with respect to awards granted to named executive officers and certain other senior management employees), the authority under that plan to extend the exercise period of options held by persons other than executive officers in individual circumstances where the CEO determines that such action is warranted and prescribe administrative rules for that plan. The CEO may further delegate her authority in this regard to another officer. The Committee has delegated this authority to the CEO, who has not currently delegated her authority further.

Compensation Committee Interlocks and Insider Participation

None.

Board Leadership Structure

Our Board believes that our CEO is best suited to serve as Chairman because she is most familiar with our business, strategy and operations and is therefore in the best position to identify priorities for our Board, oversee the assembly of background materials and preside at Board meetings. Her active role in engaging with investors provides a valuable conduit for the communication of stockholders’ interests to the full Board. We also believe that combining the positions of Chairman and CEO facilitates smooth Board functioning and information flow and does not undermine the functioning of our Board, which otherwise is composed of independent directors who meet frequently in executive session.

Our Nominating and Governance Committee reviewed and analyzed our Board leadership structure in November 2010 and led a discussion with the full Board that resulted in the conclusion that neither the separation of the Chairman and CEO functions nor the appointment of a lead director would be in our best interests or the best interests of our stockholders for the following reasons:

•	The size of our Board obviates the need for a liaison between the Chairman and the independent directors to facilitate communication with the Chairman;

•	The Board members already believe that there is excellent and timely information flow and communication between the Company, its management and the Board;

•	Board members already have direct access to management to answer their questions;

•

Board agendas generally follow the topics set forth on a Board approved calendar, and all Board members review and have the opportunity to comment on and request additions and modifications to, the agendas for every Board meeting, which are sent to all Board members in draft form for this purpose;

•

Three independent directors serve as Chairs of the Compensation, Audit and Nominating and Governance Committees, respectively, providing significant additional opportunities for independent directors to influence agenda-setting, take the lead on topics falling within the jurisdiction of those committees and provide management oversight;

•

Board members cooperatively determine agenda items for executive sessions, and discussions are led by the committee chair who has jurisdiction over the subject matter to be discussed, or by the Board member who submitted the agenda item; and

•	The Board has adopted policies, some of which are described below, that effectively cover functions that a lead director would provide and make the position unnecessary.

Executive Sessions

Our Board adopted a policy in 2009 that formalized its existing practice of holding an executive session after each regularly scheduled Board meeting. In addition, any two independent directors may initiate additional executive sessions. The policy further provides that any independent director may submit agenda items for special executive sessions to the Nominating and Governance Committee for communication to all independent directors. The committee chair who has jurisdiction over the subject matter to be discussed leads the discussion of the matter at executive session, and if the subject does not fall within the jurisdiction of any committee, the director submitting the agenda item leads the discussion. When appropriate, the Board designates one or more of the directors who participated in the executive session to brief the Chairman and other appropriate senior management personnel on the general nature of the discussions of the Board in executive session, convey to them any requests for information or follow up action and review the executive session discussion with any absent independent directors.

Oversight of Risk Management

Our Board oversees our management of risk in several ways. Primary responsibility for risk management oversight is assigned to the Audit Committee through its charter, and issues relating to risk management are regularly included in its meeting agendas. On an annual basis, our management presents to the Audit Committee a detailed risk assessment based on enterprise risk management principles and a review of the Company’s approach to managing those risks, based on input from various departmental leaders. The Audit Committee discusses this assessment in detail and requests follow up when appropriate. To supplement our risk assessment, the Audit Committee also solicits and receives input from our independent registered public accounting firm regarding areas of risk within our operations. The Audit Committee regularly reports on our risk management to the full Board, and the full Board is briefed by management at least annually on risk management. Management also regularly reviews with the full Board other matters related to risk management, such as insurance coverage and business continuity planning. To the extent that new risks are identified throughout the year due to changes in the economic environment or otherwise, our management, generally our Chief Financial Officer, advises the Board between meetings of these risks and the steps we are taking to address them.

In addition, our Internal Audit department reviews the risk assessments and conducts interviews with various internal leaders in order to formulate its annual audit plan. Proposed internal audit plans and the links between identified risks and the audit topics are discussed in detail with the Audit Committee.

Our Compensation Committee oversees the management of risks associated with our executive compensation arrangements and evaluates the relationship between our compensation policies and practices and risk to assure that those policies and practices do not incent undue risk taking. The Board’s role in the oversight of risk management has no effect on its leadership structure.

Director Compensation Table for 2010

The table below summarizes the compensation paid to our independent directors for the year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)(3)	Option Awards (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation	Total
Gregory J. Attorri	$90,000	$154,600	$—	N/A	—	$244,600
Spencer B. Hays	$75,000	$154,600	$—		—	$229,600
Kevin W. Mooney	$100,000	$154,600	$—	N/A	—	$254,600
Kirby G. Pickle	$75,000	$154,600	$—		—	$229,600
Roscoe C. Young, II	$100,000	$154,600	$—	N/A	—	$254,600

(1)	Amounts in the column “Stock Awards” reflect the aggregate grant date fair values, as computed in accordance with relevant accounting standards, for restricted stock awards granted pursuant to our Amended and Restated 2000 Employee Stock Plan for the year ended December 31, 2010. Assumptions used in the calculation of grant date fair values are contained in Note 8 to our consolidated financial statements for the year ended December 31, 2010, which are included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011. The value ultimately realized by the directors may be significantly more or less than the amount indicated, depending upon the price of our common stock at the time of vesting and sale, and whether the director is serving on our Board at that date. The vesting of these awards is described below.
(2)	We made restricted stock award grants to the independent directors on January 28, 2010 that were valued at $15.46 per share, the closing price for our common stock on the NASDAQ Stock Market on the grant date.
(3)	As of December 31, 2010, each independent director had the following number of restricted stock awards and options outstanding:

Name	Restricted Stock Awards Outstanding	Options Outstanding
Gregory J. Attorri	35,243	106,500
Spencer B. Hays	33,492	99,000
Kevin W. Mooney	36,667	114,000
Kirby G. Pickle	34,167	101,165
Roscoe C. Young, II	36,667	39,167

We do not compensate directors who are our employees for their services as directors. Our Board determines the form and amount of independent director compensation after its review of the Compensation Committee’s recommendations. The Compensation Committee periodically consults with the compensation consultant (see “—Compensation Committee Processes and Compensation Consultant” above) and reviews data regarding board compensation practices of peer companies as well as national benchmarking sources such as the National Association of Corporate Directors to determine whether our Board compensation is competitive, will help us attract and retain qualified people to serve on our Board and provides appropriate incentives.

Our Compensation Committee’s philosophy regarding remuneration for our independent directors is to provide a total remuneration package that is:

•	aligned with our stockholders’ interests; and

•	market competitive.

At the end of 2010, our Compensation Committee conducted a review of our independent directors’ compensation using published survey data for companies of comparable size to ours ($1 billion to $2.5 billion in annual revenue) and peer company data adjusted to account for the aging of the data. Based on that data, the Compensation Committee concluded that the total direct compensation paid to the independent directors in 2010 was competitive with companies of comparable size and that no changes in total direct compensation were required for 2011 from the compensation plan that has been in effect since 2009. Our independent directors receive a cash retainer of $75,000 annually, payable on a quarterly basis. Recognizing the additional time commitment and workload of the chairmen of our Board committees, we pay additional annual cash compensation to the Audit Committee Chairman of $25,000, to the Compensation Committee Chairman of $25,000 and to the Nominating and Governance Committee Chairman of $15,000.

Equity Compensation. In order to foster alignment of our directors’ financial interests with those of our stockholders, the Compensation Committee believes that a substantial portion of our independent directors’ total compensation should be in the form of equity. Consistent with market trends, the Committee has chosen to provide equity in the form of restricted stock rather than options. Each independent director receives an annual grant of 10,000 shares of restricted stock at the first Board meeting of each year. The restricted stock grants vest 75% on the anniversary date of the grant and the balance vest upon the departure of the independent director from the Board, provided that the director has served a term of one year or greater from the date of each grant. If the director’s departure date is less than one year from the date of any restricted stock grant, the restricted stock will be forfeited. This deferred vesting provision operates as a stock ownership requirement for independent directors equal to 25% of their annual restricted stock grants. Any new independent director elected or appointed to the Board after the annual restricted stock grant is made would receive a prorated grant for that year.

Stock Ownership Guidelines. In 2010, the Compensation Committee reviewed the market prevalence of stock ownership guidelines for independent directors based on a multiple of cash retainer and recommended to the Board that the Company adopt stock ownership guidelines for its independent directors. In November 2010, to further the alignment of our independent directors with our stockholders, our Board adopted minimum independent director stock ownership guidelines determined as five times the independent directors’ annual cash retainers, which is then converted to a fixed number of shares of our common stock. The guidelines are initially calculated using the annual cash retainer as of the date the guidelines were adopted or the date a person became an independent director, whichever is later. The independent directors are required to achieve the guidelines within five years of becoming a director, or, in the case of persons who were directors at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Shares owned outright by the named director or immediate family members, shares held in trust for the benefit of the director or family members and unvested restricted shares and RSUs count toward the requirement. The Board may adjust the guidelines if it determines that there has been a material change in circumstances.

Election to Receive Retainer in Stock in Lieu of Cash. In order to further promote alignment of the financial interests of our independent directors with those of the stockholders and in response to stockholder input, the Board in December 2010 adopted a new policy permitting directors to elect in advance to receive their annual retainers in the form of restricted stock grants with four year vesting rather than cash. In recognition of the increased risk of forfeiture and decreased liquidity of restricted stock over cash, the number of restricted shares granted pursuant to such election is increased by 25% and the grants are issued at the first Board meeting of the year, based on the closing price of our common stock on the NASDAQ Stock Market on the grant date. For 2011, Mr. Attorri has elected to receive restricted shares in lieu of his full cash retainer, and Mr. Pickle has elected to receive restricted shares in lieu of one-half of his cash retainer. In accordance with SEC requirements, those shares will be reported in the Director Compensation Table for 2011.

Executive Officers

Name and Age	Principal Occupation and Other Information

Larissa L. Herda (52)	Chairman since June 2001. President and Chief Executive Officer since June 1998. Senior Vice President Sales from March 1997 to June 1998.

Mark A. Peters (50)

Executive Vice President and Chief Financial Officer since January 2007.

Senior Vice President and Chief Financial Officer from April 2005 to January 2007.

Senior Vice President, Treasurer and Acting Chief Financial Officer from November 2004 to April 2005.

Vice President, Treasurer from July 1998 to November 2004.

Paul B. Jones (64)

Executive Vice President, General Counsel and Regulatory Policy and Secretary since January 2007.

Senior Vice President, General Counsel and Regulatory Policy and Secretary from August 1998 to January 2007.

John T. Blount (52)	Chief Operating Officer since June 2005. Executive Vice President, Field Operations from October 2000 to June 2005. Senior Vice President, Sales from June 1998 to October 2000.

Jill R. Stuart (56)	Senior Vice President, Accounting and Finance and Chief Accounting Officer since November 2004. Vice President, Accounting and Finance and Chief Accounting Officer from July 1998 to November 2004.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and selects and oversees the Company’s independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2010 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”), including the matters required to be discussed by Statement of Auditing Standards No. 114, as amended, and the standards of the PCAOB. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company, and has received from and discussed with the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s senior financial and accounting personnel and the Company’s independent registered public accounting firm prior to the filing of the Company’s 2010 Annual Report on Form 10-K to review the application and disclosure of the Company’s critical accounting policies.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee has reviewed the performance of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010, and has approved, subject to stockholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.

Members of the Audit Committee,

Kevin W. Mooney, Chairman

Roscoe C. Young, II

Gregory J. Attorri

MATTERS TO BE VOTED UPON

Proposal 1 – Election of Directors

Board Recommendation: Our Board recommends that you vote FOR the election of each of the nominees.

Our Board of Directors currently has six directors. Our Nominating and Governance Committee nominated the six nominees for our Board of Directors listed below. All nominees are currently members of the Board of Directors and, if re-elected, their terms will continue until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each nominee has consented to serve on the Board of Directors until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. If any nominee is unable to serve as a director, the Board of Directors may designate a substitute nominee and the proxy holders will vote all valid proxies for the election of the substitute nominee.

Our common stock is listed on the NASDAQ Stock Market and we are subject to NASDAQ corporate governance rules. Those rules generally require the majority of the board of directors of listed issuers to be comprised of independent directors. Our Board has determined that all nominees except for Larissa Herda, our Chairman, President and CEO, are independent under the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ Listing Rules.

Under our by-laws, the six nominees who receive the greatest number of votes cast for the election of directors will be elected as our directors. However, under our Director Resignation Policy, in an uncontested election, any director nominee who fails to receive a greater number of votes “for” his or her election than votes “withheld” from his or her election must tender his or her resignation. The Nominating and Governance Committee will promptly evaluate any such resignation and make a recommendation to the Board, in the best interests of the Company and its stockholders, whether the resignation should be accepted or other action taken. (See “Board and Governance Information—Governance Structure—Director Resignation Policy.”)

Our Board, as currently composed, has served since April 2007. We believe that our Board members bring a wealth of executive, capital markets, industry and strategic expertise to their positions and that our Board functions effectively as a group. Below we have noted certain individual skills and qualifications that contributed to our Nominating and Governance Committee’s recommendation and the Board’s nomination of the individual directors and that we believe contribute to the strong performance and effectiveness of our Board as well as the strong working relationships that have developed among the members.

Board of Directors

Larissa L. Herda (52)

Director since July 1998

Chairman

• Chairman of the Company since June 2001.

•  President and Chief Executive Officer of the Company since June 1998.

• Senior Vice President, Sales of the Company from March 1997 to June 1998.

Ms. Herda’s day-to-day knowledge of the Company, gained from 13 years of managing the Company, depth of experience with investors, regulators, bankers and legislators, her overall 23 years of experience in the telecommunications industry and her strong leadership skills uniquely qualify her as a Board member and Chairman. The Company has benefitted from her active involvement in regulatory and legislative matters, including engagement with FCC Commissioners and staff and members of the U.S. Congress and as a member of the board of directors of the Denver Branch of the Federal Reserve Bank of Kansas City, all in support of the Company’s and community’s interests. Under Ms. Herda’s direction, the Company has grown to nearly $1.3 billion in annual revenue, a 10-fold increase from $121.9 million in 1998, expanded its fiber network footprint to include 75 markets, built a national IP backbone recognized by industry analysts as one of the top 10 most connected IP networks in the world, introduced comprehensive data, voice, internet and national Ethernet products and completed three acquisitions.

Gregory J. Attorri (52)

Director since April 2006

Chairman of Nominating and Governance Committee

Member of Audit Committee

• Founder, GJA Advisory Services LLC, a provider of financial advisory services since July 2009.

•  Adjunct Professor at Villanova School of Business and other major universities since January 2010, teaching courses in their MBA programs.

• President and Chief Operating Officer of Waller Capital Corporation, a media, communications and digital information-focused investment bank, from July 2006 to March 2009.

• Senior Managing Director and Managing Partner of Waller Capital Corporation, from February 2006 to July 2006.

•  Managing Director in media and communications investment banking for Wachovia Securities LLC from 2002 to February 2006.

Mr. Attorri has extensive knowledge of the capital markets and extensive experience in mergers and acquisitions, focused particularly on the telecommunications industry, from 20 years in investment banking, including positions with Merrill Lynch, Morgan Stanley, Wachovia Securities and Waller Capital Corporation, as well as a broad perspective on the telecommunications industry generally. These insights have been particularly valuable in discussions of our strategy and capital and liquidity needs.

Spencer B. Hays (66)

Director since April 2007; also October 1999 to September 2006

Member of Nominating and Governance Committee

•  Retired. Formerly Senior Vice President and Deputy General Counsel of Time Warner Inc., from January 2001 to March 2006. Prior to that time, Vice President and Deputy General Counsel of Time Warner Inc., since its formation in 1990.

As a senior corporate attorney with over 25 years of experience with a large public company that started our business and took us public, Mr. Hays has extensive knowledge of our history and broad experience in a wide array of issues confronting public companies, including corporate governance, executive compensation, mergers and acquisitions, finance, securities and business law, corporate compliance and problem solving in general.

Kevin W. Mooney (53)

Director since August 2005

Chairman of Audit Committee

Member of Compensation Committee

•  President, General Markets Division, Blackbaud, Inc., a leading provider of software and professional services to the not-for-profit market, since October 2009. Chief Commercial Officer of Blackbaud, Inc., from July 2008 to October 2009.

•  Chief Commercial Officer of Travelport GDS, a privately held provider of IT infrastructure and distribution services to the travel industry, from August 2007 to July 2008.

•  Chief Financial Officer of Worldspan, L.P., a privately held transaction processing firm, from March 2005 to July 2007.

•  Communications consultant from August 2003 to March 2005.

•  Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller of Cincinnati Bell Inc. from April 1996 to July 2003.

Mr. Mooney has extensive experience in telecommunications operations and, as a former chief financial officer of a public telecommunications company, in accounting matters. His background is well suited for his position as Chairman of our Audit Committee and as our Audit Committee financial expert. He also brings a different perspective from his experience with a non-telecommunications enterprise organization.

Kirby G. Pickle (54)

Director since January 2007

Member of Compensation Committee

•  Chief Executive Officer of Dental Holding Corporation, a privately held international network of full service dental laboratories that provides oral restoration products to dentists, since February 2008.

•  Managing Partner, Bridge Creek Partners, LLP, a privately held consulting firm, from July 2006 to January 2008.

•  Chairman of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2005 to July 2006.

•   Vice Chairman of KMC Telecom Holdings from January 2005 to June 2005.

•  Chief Executive Officer of DSL.net, Inc., a broadband and VOIP service provider, from January 2004 to January 2005.

•  Chief Executive Officer of Velocita Corp., a telecommunications construction company, from October 2000 to January 2004.

With his experience as chief executive officer and chairman of several public and private companies and knowledge of a broad spectrum of industries, including the telecommunications industry, Mr. Pickle brings to our Board a combination of high-tech, telecommunications and enterprise business perspectives.

Roscoe C. Young, II (60)

Director since May 2005

Chairman of Compensation Committee

Member of Audit Committee

•  Managing Director, Laurelwood Partners, a telecommunications consulting and restructuring company, since January 2007.

•  Chief Executive Officer and Chief Operating Officer of KMC Telecom Holdings, a provider of telecommunications infrastructure and services, from June 2001 to December 2006.

With 34 years in the telecommunications industry, including his experience as chief executive officer and chief operating officer of a telecommunications company and his service as Vice President Network Services of Ameritech Corporation, Mr. Young brings telecommunications sales and operations perspective to our Board. During his over five years of service as the chairman of our Compensation Committee, Mr. Young has also developed considerable expertise in executive compensation matters.

Vote Required

Election of the nominees to the Board requires a plurality of the votes cast at the meeting by the holders of shares of our common stock.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Board Recommendation: Our Board recommends that you vote FOR ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

We ask that you approve the following resolution on the appointment of our independent registered public accounting firm:

“RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.”

Ernst & Young LLP has served as our independent registered public accounting firm since the organization of our predecessor, Time Warner Telecom LLC, and prior to that time, audited our accounts as a division of Time Warner Entertainment Company, L.P. The Audit Committee of the Board of Directors approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011. We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, respond to appropriate questions, and be given an opportunity to speak.

Audit, Audit-Related, Tax and All Other Fees

The following is a description of the fees billed to us by Ernst & Young LLP for the years ended December 31, 2009 and 2010.

	Year Ended December 31,
	2009	2010
Audit fees	$442,600	$599,020
Audit related fees	—	70,740
Tax fees	69,737	8,110
All other fees	—	—

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to review and pre-approve audit-related and permissible non-audit services to be performed by our independent registered public accounting firm in accordance with applicable rules and standards of the SEC, PCAOB, and the American Institute of Certified Public Accountants, and associated fees between Audit Committee meetings if the full Committee is not available to provide such review and approval. The Chairman promptly reports any decisions to pre-approve audit-related and non-audit services and fees to the full Audit Committee. All of the fees shown above for 2009 and 2010 were approved in advance by or on behalf of the Audit Committee. The audit related fees in 2010 shown above were incurred for transaction support services performed by Ernst & Young LLP. The tax fees in 2009 were incurred for work in connection with our analysis and planning related to the potential impact of Section 382 of the Internal Revenue Code on our use of our net operating losses for income tax purposes and the administration of the stockholder rights plan that we adopted to protect those losses against limitation under Section 382. The tax fees in 2010 were incurred for tax consultation services in connection with our evaluation of our significant shareholders pursuant to Section 382 of the Internal Revenue Code.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011 requires the affirmative vote of a majority in voting power of all outstanding shares of common stock entitled to vote that are present in person or by proxy and are voted on the matter at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Proposal 3 – Advisory Vote on Executive Compensation (“Say on Pay”)

Board Recommendation: Our Board recommends that you vote FOR the proposal to approve, on an advisory basis, the compensation of our named executive officers.

In accordance with Section 14A, the Company’s stockholders have the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers. This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to express their views not on any specific item of compensation, but rather on the overall compensation of our named executive officers, which reflects the Company’s underlying compensation philosophy, policy and practice. Accordingly, we ask that you approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers for 2010, as disclosed in this proxy statement, which disclosures include the Compensation Discussion and Analysis, the compensation tables, and the related footnotes and narrative accompanying the tables.”

As described in detail in “Compensation Discussion and Analysis” below, our executive compensation program is designed with the main objectives of attracting and retaining high caliber executives, paying for performance, rewarding the achievement of challenging business goals and aligning our named executive officers’ interests with those of our stockholders through a strong emphasis on equity-based compensation. We encourage pay for performance with our short-term incentive program and alignment of our named executive officers’ long-term interests with those of our stockholders through the award of equity-based incentives. For 2010, equity-based compensation constituted 67% to 77% of the total direct compensation of our named executives, depending on the position. Please read “Compensation Discussion and Analysis” below for additional details about our executive compensation programs, including information about the 2010 compensation of our named executive officers.

Our executive compensation policies reward consistently strong performance in a highly competitive industry against much larger competitors. These policies have enabled the Company to attract and retain talented and experienced senior executives and we have benefitted over time from the stability and cohesiveness of our senior management team. We believe that the 2010 compensation of our named executive officers was appropriate and aligned with the Company’s 2010 results, and positions the Company for future growth.

Our Compensation Committee composed entirely of independent directors makes all recommendations for executive compensation and all of our independent directors vote to approve the final compensation decisions for our named executive officers. Our Compensation Committee retains a compensation consultant that does not provide services to management to provide objective analysis and information in support of the Compensation Committee’s duties and competitive analysis of our compensation program for the named executive officers against peer company data.

For these reasons, we ask stockholders to support this proposal. Although this is an advisory vote and therefore is not binding upon the Company or the Board, the Board and the Compensation Committee value the opinions expressed by stockholders in their votes and will take into account the outcome of the advisory vote when making future compensation decisions for named executive officers. The advisory vote will not be construed as overruling any of the Company’s or Board’s decisions or creating or implying any change to, or additional, fiduciary duties for the Company or our Board.

Vote Required

Approval of the advisory vote on named executive officer compensation requires the affirmative vote of a majority in voting power of all outstanding shares of common stock entitled to vote that are present in person or by proxy and are voted on the matter at the Annual Meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal 4 – Advisory Vote on Frequency of Vote on Executive Compensation (“Say When on Pay”)

Board Recommendation: Our Board recommends that you vote, on an advisory basis, to hold say-on-pay advisory votes every THREE YEARS.

Under Section 14A, our stockholders also have the opportunity to vote on a non-binding, advisory resolution to indicate how often we should hold a non-binding, advisory vote seeking approval of named executive officer compensation, as in Proposal 3 above. This proposal is commonly known as a “say when on pay” proposal. Stockholders may vote for every three years, two years, one year or may abstain. We are required to hold an advisory vote on the frequency of say-on-pay votes at least every six years.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders vote to determine, on an advisory basis, whether an advisory stockholder vote on the compensation of the company’s named executive officers should occur (i) every three years, (ii) every two years, or (iii) every year.”

After careful consideration, the Board of Directors recommends that you vote for us to hold a say-on-pay advisory vote every three years for the following reasons:

•

Longer term perspective. As described in “Compensation Discussion and Analysis,” our executive compensation program is designed in large part to align our executive officers’ long-term interests with those of the stockholders with between 67% and 77% of 2010 named executive officer compensation in the form of equity that vests over a four-year period. A vote every three years will enable stockholders to evaluate our compensation program against stock and financial performance over a period sufficient to reflect our long-term performance. The Board is concerned that annual votes will promote a short-term focus in conflict with some of the most strategic features of our executive compensation program.

•

Time for Compensation Committee analysis. A three year period will allow the Committee adequate time to analyze compensation against long-term Company performance, make any changes necessary and assess the effectiveness of those changes. A shorter cycle will detract from the Committee’s ability to engage in a thorough and properly long-term analysis and would not provide sufficient time for any changes in our compensation program to be in effect long enough to evaluate whether the changes were effective.

•

Time for investor analysis. A vote occurring once every three years allows proxy advisers and institutional investors more time to review and analyze the executive compensation program and practices between votes, so that those parties can better formulate their views on our executive compensation.

•

Active stockholder engagement. Our Chairman and CEO, together with other members of our management team, actively engage with our investors on a frequent basis providing an opportunity for investors to provide more meaningful input than the advisory say-on-pay vote, which does not distinguish between compensation elements or individuals. We believe that we have been appropriately responsive to our stockholders with respect to executive compensation matters.

This is an advisory vote and therefore is not binding upon the Company. However, the Board of Directors and the Compensation Committee value the opinions expressed by stockholders in their votes and will consider the voting results when making future decisions on the frequency of votes to approve the compensation of named executive officers.

Vote Required

The choice included in the resolution, including the choice to abstain, that receives the greatest number of votes at the Annual Meeting will be deemed the choice of the stockholders, on a non-binding, advisory basis.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR EVERY “THREE YEARS”

FOR THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Committee Report

We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K, and based on that review and discussion, recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders.

Compensation Committee:

Roscoe C. Young, II, Chairman

Kevin W. Mooney

Kirby G. Pickle

Compensation Discussion and Analysis

Executive Summary

Despite challenging economic times, we performed well through the recession and 2010 both financially and operationally. Our Compensation Committee’s decisions reflect that performance. The highlights of our Compensation Committee’s decisions for 2010 and our compensation program are summarized as follows:

Philosophy and Governance

•	Our compensation philosophy and objectives were reviewed and maintained.

•

The main objectives of our compensation program are attracting and retaining high caliber executives, paying for performance, rewarding the achievement of challenging business goals and aligning our named executive officers’ interests with those of our stockholders through a strong emphasis on equity-based compensation.

•

We generally target base salaries to the median level of the market with the opportunity for above peer company median short-term incentive payments and long-term equity-based incentives for superior performance.

•	Our Compensation Committee makes all recommendations and all of our independent directors vote to approve final compensation decisions regarding our named executive officers.

•

Our Compensation Committee engages a compensation consultant to provide objective analysis and information regarding the competitiveness of our executive compensation program and insight into the design and operation of that program.

•	Our named executive officer group in 2010 remained the same as in 2009.

Compensation Elements

•

We provide the following elements of compensation for our named executive officers: base salary, short-term incentives, long-term equity-based incentives, post-termination benefits and certain other benefits of an immaterial nature.

•	Our pay mix is weighted toward long-term incentives, delivered in the form of equity to align our executives’ interests with long-term stockholder interests.

•

Each of our named executive officers is entitled to severance payments upon termination without cause pursuant to the terms of individual employment agreements and change of control employment agreements. The payments generally are based on a multiple of the executive officer’s base salary and annual short-term incentive. We do not provide any benefits under these agreements for termination for cause.

2010 Decisions

•

Consistent with our emphasis on equity versus cash compensation, the 2010 base salary increases for the named executive officers were limited to the same 2% that we provided as performance-based salary increases to our other high performing employees. Due to the economic environment at the time, our CEO requested that her base salary not be increased for 2009 even though her base salary was below the median peer group CEO salary level, despite authorizing merit-based increases for our other employees.

•

We encourage pay for performance with our short-term incentive program that is based on our Compensation Committee’s assessment of our named executives’ individual performance. Based on strong 2010 performance, the payout for our short-term incentive program was 135% of target for all of our named executives, and was paid approximately 80% in cash and 20% in restricted stock vesting over four years beginning with 2012.

•

For 2010 performance, our Compensation Committee decided to shift value from short-term to long-term incentives by paying a portion of the historically all cash short-term incentive in the form of restricted stock vesting over a four-year period. Equity values and total direct compensation of the named executives shown in the Summary Compensation Table increased for 2010 in part due to the Board’s decision, consistent with large investor input, to convert a portion of the 2009 short-term incentive opportunity from cash to restricted stock with four year vesting to increase alignment with long-term stockholder interests and due to our company performance.

•

We encourage alignment of our named executive officers’ interests with those of our stockholders by providing performance and retention incentives through the award of long-term equity-based incentives. In 2010, our Board granted both stock options and restricted stock awards to our named executives for this purpose.

•

Effective in April 2010, we eliminated the nominal tax reimbursements that we previously provided (except for minimal spousal travel). The 2010 tax reimbursements prior to April were approximately $3,000 in the aggregate for all named executive officers.

•	We amended our named executives’ employment agreements and change of control agreements to provide for two year renewal terms, because most of the initial terms were expiring.

•	We implemented executive stock ownership guidelines in 2010 for our named executive officers as described in detail below.

•	Our compensation-related risk analysis resulted in the conclusion that our compensation programs do not create risks that are likely to have a material adverse effect on the Company.

Business, Financial and Operating Highlights

The following is a summary of certain highlights of our 2010 and past three year performance. For more complete information on our financial and operational performance, please see our Annual Report on Form 10-K for the years ended December 31, 2010, December 31, 2009 and December 31, 2008, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, available on our website at www.twtelecom.com/investors/investors.html.

Our named executive officers and the other members of our management team heavily contributed to our performance by establishing our strategic direction, providing the leadership necessary for us to execute on our plans and objectives and navigating us through a severe economic recession. Under their long-term leadership, we have been able to continue to position ourselves for ongoing growth and operational scale by employing our disciplined capital allocation strategy to fund customer opportunities and invest in network expansions and advancements, service enhancements and systems while other companies in our industry slowed or stopped investing in their businesses and laid off employees during the recession. Our named executive officers aligned all department and employee goals with our corporate and business objectives and continued to invest in our highly skilled, highly engaged workforce that we believe enables us to differentiate ourselves from our competitors.

2010 Performance compared to 2009

•	Delivered strong comprehensive and consistent results both financially and operationally

•	Revenue growth

-	Achieved 25th quarter of consecutive sequential quarterly revenue growth

-	Grew revenue 5.1% in 2010 vs. 4.5% in 2009, an increase in the growth rate of 60 basis points

•	Modified EBITDA[1] expansion

-	Grew our M-EBITDA margin[2] 40 basis points to 36.4% for 2010 at the same time the business absorbed costs and investments for sales resources, network and product capabilities and to reach more customer locations to support continued future growth

-	Grew our Modified EBITDA to $463.6 million, a 6.2% increase

•	Ongoing Liquidity and Balance Sheet strength

-	Delivered $82.8M of levered free cash flow,[3] representing 6.5% of total revenue

-	Refinanced approximately two-thirds of our debt, extending maturities

-	Ended the year with nearly 18% of our balance sheet assets in cash, equivalents and short term investments

-	Returned $50 million to stockholders in the form of share repurchases

[1]	See definition and reconciliation to the most comparable U.S. generally accepted accounting principles measures in notes 6 and 7 of Item 6 Selected Financial Data in Part II of our Annual Report on Form 10-K filed with the SEC on February 25, 2011 (the “10-K”). Net income for 2010 was $271.4 million.
[2]	See definition in note 8 of Item 6 Selected Financial Data in Part II of the 10-K.
[3]	We define levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs, non-cash interest expense and deferred debt costs). See Appendix A to this Proxy Statement for the reconciliation to net cash provided by operating activities.

•	Strong Operational Execution

-	Expanded our service offerings

-	Improved our Net Promoter Score, a commonly used measure of customer loyalty, to our highest level ever

-	Improved our average monthly revenue churn to 1.0% for 2010 from 1.3% in 2009

-	Expanded our sales capabilities including the scope, scale and investment in indirect sales channel, and added headcount to our direct sales channel

-	Continued to be ranked #3 in Ethernet port market share, surpassed only by two Fortune 50 companies[4]

Longer Term Performance – Last three years

•	Grew fourth quarter 2010 Data and Internet service revenue[5] to represent 45% of total revenue, which reflected a 20% compounded annual growth rate or “CAGR” over the last three years

•	Grew Modified EBITDA from $339.0 million in 2007 to $463.6 million in 2010, an 11% CAGR over the last three years

•	Over the last three year-period increased our on-net fiber connected buildings from approximately 8,400 at the end of 2007 to nearly 12,000 at then end of 2010, or 42%

Oversight and Process

Oversight of Executive Compensation. The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors the compensation and terms of employment of the named executive officers and certain other senior management personnel. The Committee also approves all equity-based awards to the CEO and other executive officers. The members of the Committee are independent directors Roscoe Young, Chairman, Kevin Mooney and Kirby Pickle. In this Compensation Discussion and Analysis, we refer to the persons set forth in the Summary Compensation Table as the “named executive officers” or “named executives” and to the Company as “we,” “us,” or “our.”

Compensation Philosophy. The objective of our compensation program is to attract, motivate, and retain high caliber executives necessary to achieve our business strategy. The program is designed to reward achievement of, and is intended to provide a strong linkage with, our current principal objectives that are: to generate strong comprehensive results including increased revenue, net income and Modified EBITDA, continued improved profitability and levered free cash flow generation, in order to build long-term stockholder value. The following principles have guided the Committee’s decisions:

•

In order to attract, motivate, and retain high caliber executives we should provide annual cash compensation, short- and long-term incentives and benefits that are competitive with telecommunications and other companies that we compete with nationally for executive talent.

•	We should provide individual cash award targets that reward executives for the achievement of challenging business goals.

[4]	Source: Vertical Systems Group, Inc., an industry analyst.
[5]	See definition of our Data and Internet services revenue in Item 1 in Part I of the 10-K.

•	The interests of executives should be aligned with those of our stockholders through a strong emphasis on equity-based compensation.

•

We should target total direct compensation (salary, short-term incentive payments and long-term incentives) that is above the median for our industry if we and our named executives achieve outstanding performance, including performance relative to industry peers and prevailing economic conditions.

The total compensation opportunity available to the named executives consists of base salary, short-term cash incentives in the form of our Annual Incentive Plan or “AIP”, long-term incentives in the form of equity-based compensation and other benefits. The Committee believes that the total compensation opportunity should be market competitive and targets base salary to the market median. In addition to market competitiveness, the Committee believes total compensation opportunities should reflect each named executive’s position’s internal value to our business, taking into account functional responsibilities, complexity, the organizational impact of the position and individual performance. Our named executives are also eligible to participate in our 401(k) plan available to all eligible employees, which includes a partial Company match, and in our broad-based medical, health, life insurance, flexible spending account, health savings account and disability plans. They also receive limited personal benefits that totaled less than $15,000 for all named executives in the aggregate in 2010 and a stipend for supplemental disability and life insurance coverage that is not available to other employees to provide the opportunity to obtain coverage beyond the maximums in the group policies to ensure adequate income protection. Beginning in 2011, our named executives will be eligible to participate in a deferred compensation plan that will be available to other employees with compensation in excess of a specified amount that does not currently include any Company contribution.

The Committee applies the same compensation policies to all of the named executives, including the CEO. Differences in compensation decisions for individual named executives are largely a function of differences in the scope and impact of their positions, as well as the competitive markets for those positions. Differences in the amount of the CEO’s actual compensation from the other named executives are a function of her performance and almost universally higher salaries, short-term incentives and equity awards for CEOs than for other positions in the competitive market.

Our Executive Compensation Evaluation Process. The Committee uses competitive market data as one factor to determine whether the amounts and types of compensation we pay our named executive officers are appropriate. With the compensation consultant’s assistance, the Committee annually conducts comprehensive assessments of the competitiveness of our executive compensation program, based primarily on how the elements of our executive compensation package, pay practices and total compensation opportunities of our executives compare with those provided by a peer group of companies within our industry with whom we compete for executive talent. For 2010 compensation decisions, the Committee referenced the same group of peer companies selected in 2009 for compensation comparison based on roughly similar industry (based primarily on the Standard Industrial Classification code of the companies and other third party designations of industry competitors), revenue size, economic structure (i.e., capital intensity), capital markets attributes such as debt rating, strategic initiatives and emerging business priorities. These companies are:

AT&T Inc. Centurytel Inc. Cincinnati Bell Inc. Frontier Communications Corp.	Global Crossing Ltd. Level 3 Communications Inc. PAETEC Holding Corp. Premiere Global Services Inc.	Qwest Communications International Inc. Telephone & Data Systems Inc. Verizon Communications Inc. Windstream Corp.

Because of variations in revenue size among companies in the peer group, compensation data was regressed to enhance its comparability. The consultant also assisted the Committee with matching our executive positions against those of the peer companies in terms of job and functional responsibilities for comparison purposes. Because very few of our peer companies have a Chief Accounting Officer position in their named executive officer group, our Chief Accounting Officer position is compared to the fifth highest paid named executive at the peer companies. Since this methodology results in comparisons to a variety of positions, the market data for our Chief Accounting Officer is of limited utility. The Committee recognizes that our profile is unique and that no other companies are directly comparable. As a result, compensation decisions may reflect the differences between us and the peer companies. Since peer data generally reflects compensation paid by the included companies at least a year prior to the Committee’s review, the consultant trended the data forward to 2010 by 2.7%, its assumed increase rate for telecommunications industry executives. In addition, the consultant peer data used for purposes of comparing the proposed total cash and total direct compensation for our named executives to peer data was based on target short-term incentive values rather than actual values because of differences in peer companies’ and our performance. Finally, the consultant data reflects three year historical averages for equity grant values due to the inconsistent equity granting practices of the peer group companies.

While the Committee reviews and considers peer data to determine the competiveness of our executive compensation programs, the Committee wishes to remain flexible to tailor our compensation to the changing circumstances in our industry and economy and also considers other factors such as our performance relative to our peers, individual performance and our unique position in our industry. As a result, the Committee retains discretion to set compensation within or outside the ranges for the peer companies.

In making its compensation decisions, the Committee used tally sheet information that showed the total value of the compensation package proposed to be delivered to each named executive with estimated stock option values based on historical valuation of our stock options using a Black-Scholes option pricing model and assumed grant date fair values for restricted stock. While mindful of the limitations of an estimated valuation using a Black-Scholes option pricing model, which can change significantly depending on the assumptions employed, that restricted stock grant date values are based on a point in time, and that actual value delivered by stock compensation can change significantly from grant date values due to external market and other unknown factors as well as Company performance, the Committee used these analyses to validate the internal equity between positions, the total value of the compensation in relation to the position’s scope and the market competitiveness of the compensation packages.

Role of the CEO. The CEO conducts a detailed review of the annual performance of the other executive officers with the Committee at the end of each year and makes recommendations to the Committee regarding the appropriate base salary, payout under the AIP and grants of equity incentives for those executives. The consultant reviews these recommendations and provides input with respect to the compensation recommendations. The Committee reviews these recommendations in executive session, without the affected executives present, and exercises its full discretion to determine whether to recommend that the full Board approve or adjust the recommended amounts. The CEO may participate in the discussion of the compensation of the other executive officers at a Board meeting after the Board has considered the Committee’s recommendations in executive session. The Committee assesses the performance of the CEO, reviews the competitive market data provided by the consultant and determines her cash and equity compensation in executive session without the CEO or any other executive officers present.

Components of the Executive Compensation Program

Base Salary. Base salaries are designed to attract senior executives and retain them over time. In general, the Committee targets base salaries to be positioned at the peer group median. In addition to peer group data, the Committee considered individual performance, the complexity, scope and impact of each position and internal equity, which focused on whether comparably situated executives are paid fairly relative to each other and to our other management levels. Although all of these factors supported base salary increases for the named executives, the CEO recommended to the Committee that base salary increases be limited to 2% for 2010, preferring to emphasize meaningful short-term and long-term incentive awards consistent with the Company’s favorable performance. The Committee agreed and applied the same principle to the CEO’s base salary, even though she received no base salary increase for 2009 at her request. The base salary decisions resulted in most positions being below the peer group median base salaries.

2010 Base Salaries ($ in 000s)
Executive	2009 Salary	2010 Salary	Percentage Increase
Larissa Herda, CEO	$850	$867	2%
Mark A. Peters, CFO	$400	$408	2%
John T. Blount, COO	$493	$503	2%
Paul B. Jones, General Counsel	$329	$336	2%
Jill R. Stuart, CAO	$232	$237	2%

Because our short-term AIP is structured as a percentage of base salary, an increase in base salary will increase the executive’s potential opportunity under the AIP. However, the actual amounts paid are based on performance as described below. The long-term incentives are not based on a multiple of salary. Insured benefits, such as the life insurance and disability benefits that we provide to all employees and supplemental disability benefits are also linked to base salary because those benefits are based on multiples of base salary, subject to a cap (for life insurance benefits), or a percentage of monthly salary prior to disability (for disability benefits).

Short-Term Incentives. The AIP is a short-term component of incentive compensation designed to align our named executives’ pay with the individual’s performance during the preceding year and with our annual performance. It is intended to focus executives on corporate and individual goals and leadership attributes that the Committee believes are important to our long-term success. The individual target short-term incentive for each named executive for 2010 was set as a percentage of the named executive’s base salary, as shown below, and potential payouts may range from 0 to 2 times the target:

Named Executive	AIP target percentage of base salary	Maximum multiple of target
Larissa L. Herda	175%	2x
Mark A. Peters	100%	2x
John T. Blount	100%	2x
Paul B. Jones	75%	2x
Jill R. Stuart	75%	2x

We do not guarantee that the named executives will receive payouts under the AIP at their individual target levels, and there is no threshold or minimum payout amount under the AIP. The individual AIP targets for each position are established in part by reference to market data and in part based on the potential impact of the executive’s position on our results. The 2010 targets remained the same as the 2009 targets. The Committee also reviewed market data for total cash compensation supplied by the compensation consultant and compared the total cash compensation opportunity for our named executive officers to that data to assure that the total cash opportunity remains competitive. However, the AIP awards made in any year are more a function of our performance and our executives’ performance than market survey comparisons. Such comparisons are of limited utility because peer company payouts also reflect differences in plan design and company performance. The individual target and maximum opportunities of the named executives are disclosed in the Grants of Plan-Based Awards Table, and actual incentives paid in 2010 for 2010 performance are disclosed in the Summary Compensation Table.

The Committee does not apply a strict formula for determining the extent to which AIP payouts to the named executives will be above or below the individual targets. The basis for determination of payouts may change somewhat from year to year depending on the Company’s and the Committee’s focus for that year. For 2010, as in the prior two years, the Committee continued to focus on the contributions the named executive officers made individually and collaboratively to drive current year performance while making important strategic decisions that are intended to improve our ability to compete in our industry and thereby create and sustain long-term stockholder value. The Committee carefully reviewed our financial and operational performance, the former being only a general directional input to their decision-making. The Committee does not believe that quantitative financial measures should be the determinant of our short-term incentive payments in order to provide management flexibility to take actions in response to a dynamic environment that position us well for the longer term, even if those actions adversely affect short-term results.

For 2010, the individual performance factors, assessed on a largely qualitative basis, that the Committee considered in approving the AIP payments for the named executives other than the CEO included:

•	their impact on our results,

•	their demonstration of strategic leadership, and

•	their leadership of people.

The Committee’s recommendation to the Board to award payouts above individual target amounts also reflected the Committee’s general assessment and judgment of our 2010 performance and accomplishments, including:

•	revenue growth and margin improvement in a challenging economic environment,

•	product and network enhancements that are already beginning to impact sales,

•	favorable debt refinancing activity,

•	reduced revenue churn and improved customer loyalty,

•	continued strong investor and employee relationships, and

•	improved scale and cost management.

For the named executives other than the CEO, the CEO made recommendations to the Committee regarding the payout percentages under the AIP, applying the factors mentioned above, based on her in-depth knowledge of each individual’s performance, the assessment of their peers and the individual’s manager’s assessment, in the case of Ms. Stuart who reports to Mr. Peters. Based on the Committee’s assessments of the relevant factors, it recommended to the Board to make AIP awards of 135% of targets to Messrs. Peters, Blount and Jones and Ms. Stuart. The decision to award the same percentage payout to all of the named executives also reflected the Committee’s view that the named executives largely operate as a team with many interdependencies and that differentiation among the individuals is accomplished through the differing AIP targets. In addition to their shared accountability and positive results in leading our strategic direction and operational execution, the performance highlights noted in our CEO’s recommendations to the Committee and the Committee’s recommendations to the Board for the AIP payouts included the following:

John Blount, our COO, set and met aggressive goals in 2010 to strengthen our service offerings, enhance our network technology and architecture and improve our operational efficiency. His teams launched new platforms for National Ethernet, Converged Services and Ethernet Class of Service, which we expect will serve as the foundation for additional growth in 2011.

Mr. Blount and his team also continued to make significant improvements to embed our unique customer experience even deeper in the organization by launching a comprehensive marketing and sales training program to promote a differentiated level of service for our customers.

Mark Peters, our CFO, contributed to another strong year, with a focus on driving us toward higher top-line growth rates, balanced against the desire to maintain margins and invest capital optimally for growth and returns. Mr. Peters also partnered with the leadership team to achieve further cost efficiencies in order to improve our margins, and provided leadership in strategic capital and other resource allocation, significantly contributing to our ability to continue to manage through the uncertain economy and position us for future growth. Further, he identified opportunities to improve our capital structure by re-financing our senior notes on favorable terms, launching our first stock repurchase program and extending our bank financing maturities.

Mr. Peters also played a key role in the new service offering initiatives, assuring that tools were in place to track the service deployments to plan, both in terms of costs and sales. Mr. Peters also focused our organization on driving continuing returns from prior investments. He led the Finance and Accounting organization’s contribution to our broad company objectives, while continually enhancing our reporting and control environment to drive compliance and efficiency.

Paul Jones, our Executive Vice President, General Counsel and Regulatory Policy, led our regulatory team to develop and execute strategies intended to influence the articulated policy in the FCC’s National Broadband Plan to support issues critical to our growth objectives and business model. These issues included special access price reform, regulation appropriate for the wholesale business market, recognition of Ethernet as a substitute for Special Access Services, mandatory interconnection of advanced networks and creation of regulatory parity.

Mr. Jones’ leadership of our legal team has resulted in an operating philosophy, ethical focus and subject matter expertise that increase the value of the department to our business. He played a key role in developing successful strategies for litigation and dispute resolution that contributed to our overall cost management and partnered with our Finance group, contributing to the success of their re-financing and stock repurchase initiatives. The legal department also partnered effectively with Investor Relations in connection with our 2010 proxy statement matters.

Jill Stuart, our CAO, led the strategic planning, evaluation and execution of the first phase of re-implementing our financial systems platform including re-engineering business processes to achieve improved controls, scale, efficiencies and financial reporting flexibility and to maintain the highest level of integrity over financial reporting. Additionally, she and her organization continued to deliver expanded business intelligence capabilities to measure service and customer profitability and churn to ensure we grow profitably and executed on initiatives to support our cash management to maximize cash flow and liquidity and market leadership position in days sales outstanding.

The Committee also determined that there was no significant variation among the individual named executives in the quality of their performance. The differences in impact on our business results among the individual positions are reflected in the AIP target percentages. In addition to reflecting the Committee’s assessment of individual performance, the level of the AIP awards for 2010 was impacted by the Committee’s decision to increase base salaries by 2% and the Committee’s desire in the current economic environment to emphasize performance-based variable compensation over base salary.

The Committee determined the CEO’s AIP payout by assessing, largely on a qualitative and subjective basis:

•	overall 2010 Company performance,

•	her strategic leadership,

•	her leadership of the executive team,

•	her ability to manage us in the current market environment, and

•	her effectiveness in communicating with external stakeholders including investors, analysts, regulators, customers, legislators and industry leaders.

Her payout of 135% of target reflected the Committee’s judgment of her strong performance on these factors individually and, similar to the other named executives, as a member of the executive team.

In 2010, the Committee determined, in part due to stockholder input, that in order to increase executive share ownership and provide further alignment with stockholders’ interests, the Board may in its discretion elect to make a portion of the AIP payout to executive officers and certain other management personnel in shares of our stock, restricted stock or restricted stock units (RSUs). Previously, payouts under the AIP have been made in cash. The non-cash awards are subject to forfeiture if the executive officer leaves employment during the vesting period (with certain limited exceptions), and the non-cash portion may be increased by a percentage determined to be appropriate by the Board to reflect the risk of forfeiture and lack of liquidity during the vesting period. The Committee also believes that shifting value from the short-term incentive to the long-term incentive enhances retention. The named executive officers’ AIP payouts made in 2010 for 2009 performance were comprised of two-thirds cash and the balance in restricted stock that vests over a four year period provided that the named executive officer remains our employee on the vesting date. The non-cash portion of the 2009 AIP awards was increased by 25% to reflect the forfeiture risk and lack of liquidity during the shares’ vesting period. The restricted stock granted in 2010 as a portion of the 2009 AIP payout appear in the 2010 Summary Compensation Table under “Stock Awards.”

For 2010 performance, the Committee recommended and the Board decided that each executive would receive 110% of target in cash and 25% of target in restricted stock that vests over a four year period provided that the named executive officer remains our employee on the vesting date. As for 2009 performance, the non-cash portion of the 2010 AIP awards granted in 2011 was increased by 25% to reflect the forfeiture risk and lack of liquidity during the shares’ vesting period. The Committee decided to change the mix of cash and equity components for the 2010 AIP awards in order to provide a more meaningful short-term incentive payment following the reduced cash component in

2009 and to reflect the Company’s performance improvement in 2010 in the cash portion of the payout. This decision was for 2010 performance only. The Committee intends to determine the form of AIP payout separately for each year and to retain the flexibility to recommend payouts in all cash or with a different mix of cash and non-cash awards in the future.

Long-Term Equity Incentives. Our long-term equity incentives are designed to create incentives for named executive officers to remain with us and to align the interests of our named executives with our stockholders by rewarding our named executives for results that create stockholder value over the longer term. Because we do not provide our named executives with retirement benefits as many of the peer companies do, other than matching 401(k) contributions subject to IRS limits, the value realized from long-term incentives also serves as a substitute for retirement benefits. The Committee historically granted stock options to our named executive officers for these purposes. Since 2004, we granted restricted stock and RSUs in addition to or in lieu of stock options to increase the retention value of the equity component of compensation. In determining the size and type of awards, the Committee considers several factors, including the volatility of our stock price, the unvested values of prior equity grants that remain outstanding under those awards to provide retention value over the next three to four years and our performance. The Committee designs our long-term incentives on an annual basis to achieve its compensation goals most effectively in light of the circumstances existing at the time of grant. The value of equity granted to executives in comparable roles at peer group companies is referenced to ensure that incentive awards are market competitive. Because we use the Black-Scholes value on the grant date to value our and our peer groups’ equity awards, which is not necessarily indicative of the realizable value of equity awards, it is considerably more difficult to compare our equity awards to those made by peer group companies than to compare cash compensation.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Among other factors that the Committee considers in determining the size of equity awards is the mix of compensation elements employed by the peer group companies. In general, our compensation mix is weighted more heavily toward long-term equity incentive compensation than the compensation mix of the peer group companies as shown in the compensation mix pie charts that appear below. The charts below depict the compensation mix for our CEO, CFO and COO for 2010 (using the grant date fair value of the equity compensation as shown in the Summary Compensation Table for 2010), as compared with the average compensation mix for our peer group companies for 2009, the most recent period for which data is available. The charts show that those named executive officers receive a higher percentage of their total compensation in the form of equity than the average for comparable named executives at the peer group companies.

Compensation mix: Company compared to Peer Group

In connection with equity awards, the Committee also considers the mix of compensation at risk (consisting of AIP and equity compensation) and compensation not at risk (consisting of base salary), generally believing that, due to the nature of their positions, the percentage of total direct compensation represented by equity should be higher for the CEO, CFO and COO than the General Counsel and the CAO. The Committee believes that a fixed formula for these compensation elements would hamper the flexibility of the compensation program and hinder adjustments necessary in the highly competitive and dynamic environment in which we operate. Differences in the size of grants made to the named executives are a function of the Committee’s view of the scope and impact of each position on our results and competitive market information that consists of equity grant values to executives at peer companies in comparable roles.

In January 2010, the Committee recommended and the Board approved grants of both restricted stock awards and stock options to the named executives as set forth in the “Grants of Plan-Based Awards for 2010” table. These grants include the restricted stock granted in respect of a portion of the 2009 AIP payout, as described above under “Short-Term Incentive.” The Committee reviewed both competitive market data and the history of equity grants to our named executives, taking into account declines in our stock price that they believed were more reflective of external economic and equity market factors than our performance. The relatively low level of unvested paper gains projected for 2010 and beyond due to expirations of high strike price options indicated that the retention value of the outstanding equity had declined from prior years. The Committee decided that the long-term incentive grants for 2010 should be both in the form of stock options and restricted stock with annual vesting of 25% over four years beginning January 2011 to provide explicit linkage between stock price performance and named executive officers’ rewards, to provide leveraged rewards aligned with stockholder interests and to provide retention incentives in light of the volatility of our stock. The Committee decided to shift the mix of options and restricted stock more heavily in favor of restricted stock than in 2009 in order to provide the named executives better portfolio balance between options and restricted stock after having granted only options in 2008 and a combination of stock options and restricted stock of roughly equal grant date values in 2009.

In general, the Committee targets total direct compensation at the peer group 50th to 75th percentile with higher total direct compensation being awarded for strong performance, reflected in realized equity values. The equity awards granted in 2010 brought total direct compensation for the named executives to or above the target levels and increased over 2009 in part due to the Board’s decision, also in response to investor input, to convert a portion of the 2009 short-term cash incentive opportunity to restricted stock with four year vesting to increase the alignment with long-term stockholder interests. Also, the Committee believed that based on our and the executives’ performance, the named executives’ total direct compensation for 2010 should be closer to 2007 values (see “—Summary of Compensation for 2010—Four Year Summary Compensation Table” below), which reflected primarily a pre-recession environment. In the case of the CEO, the increase in equity compensation was based on the Compensation Committee and Board’s determination that her total direct compensation did not appropriately reflect our performance in relation to that of our peer group companies and on input from large investors that our named executives should have more equity to enhance alignment with long-term stockholder interests. The restricted stock granted in January 2010 in respect of a portion of the AIP for 2009 performance appears in the Summary Compensation Table for 2010 in accordance with applicable SEC rules.

Acceleration of Equity Vesting Upon Change of Control. The stock options, restricted stock, and RSU awards that we granted to the named executives and all other employees that are eligible for equity awards in 2010 generally vest upon the completion of a change in control. We adopted the so-called “single” trigger treatment for these equity awards because:

•	We believe these provisions are consistent with current market practices in our industry and other technology companies;

•

We believe that our employees should have the same opportunities as stockholders to sell their equity at the time of the change in control event and realize the value created at the time of the transaction;

•	Employees’ outstanding equity should not be tied to a new company’s future success; and

•	Single trigger vesting enhances the retention value of the equity at the time of grant.

Employment and Change of Control Employment Agreements. The Committee believes that severance protection for executives is an important tool for attracting and retaining key employees, remaining competitive with the market for executive talent and protecting stockholder interests in a change of control situation. The Committee and the Board believe that the Company’s consistent strong performance is in part attributable to the stability, functional expertise and collaboration of the executive team. This belief supports the Committee’s and Board’s decision to provide retention incentives in the form of employment and change of control agreements.

We entered into new employment agreements and change of control employment agreements (“Change of Control Agreements”) in 2007 with Messrs. Peters, Jones and Ms. Stuart, in 2008 with Mr. Blount and in 2009 with Ms. Herda. These agreements superseded prior agreements with those executives that covered both pre-and post-change of control scenarios.

In 2009, we amended the Change of Control Agreements for Messrs. Peters, Jones and Blount to eliminate modified single trigger provisions. In 2010, we amended all of the agreements other than Ms. Herda’s to provide for two year renewal terms because the original three year terms (18 months for Ms. Stuart) were expiring or close to expiring and the Committee believed that the one year renewal terms originally provided for were inadequate for retention purposes. The Company retained the right to terminate all of these agreements by providing 60 days written notice to the executive prior to the end of the initial term or any renewal term.

The Change of Control Agreements are intended to promote continuity of management if a change of our control occurs in order to enhance the value of our Company to a potential buyer and to provide retention incentives for our named executives during a period of consolidation in our industry. In addition, the Change of Control Agreements are intended to provide appropriate protection to the named executives and other key management personnel to further align executive interests with those of our stockholders in the event of an acquisition and minimize personal financial concerns when considering and negotiating corporate transactions that may be in our stockholders’ best interests.

The Change of Control Agreements become effective when a Change of Control, as defined in the Agreements (see “—Potential Payments Upon Termination or Change of Control—Agreements with Named Executive Officers—Change of Control Employment Agreements”), occurs and supersede the employment agreements of the named executive officers. The payments under the Change of Control Agreements that are described below under “Potential Payments Upon Termination or Change of Control” are triggered if (1) a Change of Control occurs and (2) within 18 months we or our successor terminate the named executive without Cause, as defined in the Change of Control Agreements, or the executive terminates his or her employment for Good Cause, as defined in the Change of Control Agreements, following a change of control. The Committee chose a double trigger for the severance benefits under these agreements because the Committee believes that the named executives who are parties to those agreements should not be entitled to benefits merely because a Change of Control has occurred and because we want to encourage them to remain with us or our successor for some period to facilitate a smooth transition.

The Change of Control Agreements provide for payment of severance benefits if an executive terminates his or her employment within the same 18 month period, as applicable, for Good Cause as defined in the Change of Control Agreements, because the Committee believes that termination by the executive for Good Cause is essentially a constructive termination and is conceptually the same as termination by us without Cause. The Committee also believes that this protection is necessary because a potential acquirer may have an incentive to constructively terminate an executive to avoid paying severance benefits. For the same reason, we have defined Cause more narrowly in the Change of Control Agreements than in the employment agreements, to avoid a potential pretext by an acquirer seeking to avoid severance obligations.

Messrs. Peters, Blount and Jones previously had the right during a 30-day period beginning on the one year anniversary of a Change of Control to terminate their employment for any reason and receive severance payments. We provided this right for these three positions because their functions and effectiveness are more likely than others to be adversely affected by a change in corporate culture or work environment occasioned by a Change of Control. In 2009, the Committee determined that because of a decrease in the market prevalence of modified single trigger provisions, the Change of Control Agreements with Messrs. Peters, Blount and Jones should be amended to eliminate the provision. Because this provision was eliminated, the period following a Change of Control during which a termination may trigger severance payments was extended from 13 months to 18 months in their amended Change of Control Agreements. The Committee believed the payout multiples—2.99 times base salary and target bonus for the CEO, 2.5 times base salary and target bonus for the COO and 2 times base salary and target bonus for the CFO, General Counsel and Chief Accounting Officer—to be in line with current market practices as well as reasonable to protect the named executives.

The new Employment Agreements entered into with the CEO in 2009, the COO in 2008 and the CFO, General Counsel and CAO in 2007 replaced previous agreements with the named executive officers that had the same or longer terms and had generally greater severance benefits. The CEO’s previous agreement had a five year term and was replaced with a new agreement with a three year term. The Committee believes that employment agreements are an important tool for attracting and retaining executive talent. The Committee believes that the severance multiples under those agreements for termination without cause—2.99 times annual base salary plus target bonus for the CEO, 1.5 times annual base salary plus target bonus for the COO, CFO and General Counsel and one time the annual base salary plus target bonus for the CAO—are reasonable because the executives are bound by non-compete and non-solicitation obligations for 18 months following termination, and in the case of Ms. Stuart, for one year, and are competitive.

Timing of Equity Awards. Since 2004, the Committee’s practice has been to grant equity-based awards at the first Board meeting of the fiscal year or shortly thereafter, after our year end financial results are available to the Committee for review. This is the same time or shortly after the time that the Committee reviews base salaries and determines the payouts under the AIP. The Committee makes equity awards at this time because it prefers to address all of the components of the executive compensation package at approximately the same time. Equity awards may also be made at other times of the year for new hires or promotions. The exercise price of options is the closing price of our common stock on the NASDAQ Stock Market on the grant date. The grant date for annual equity awards to the named executives is the date that the Committee approves the awards. For new hires or promotions, the grant date is the effective date of the new hire or promotion.

Securities Trading Policy. Our insider trading policy prohibits all employees and directors trading in any interest or position relating to the future price of our stock, such as puts, calls or short sales.

Executive Stock Ownership Guidelines. In January 2010, to further the alignment of our executives with our stockholders, our Board adopted minimum executive stock ownership guidelines determined as a multiple of each named executive’s annual base salary, which is then converted to a fixed number of shares of our common stock. The guideline is five times her annual base salary for our CEO and three times annual base salary for the other named executives. The guidelines are initially calculated using each named executive’s annual base salary as of the date the guidelines were adopted or the date a person became a named executive, whichever is later.

The named executive officers are required to achieve their respective guidelines within five years of becoming a named executive, or, in the case of persons who were named executives at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Currently, the holdings of all of our named executive officers meet or exceed the guidelines. Shares owned outright by the named executive officer or immediate family members, shares held in trust for the benefit of the named executive officer or family members and unvested restricted stock and RSUs count toward the requirement. The Board may adjust the guidelines if it determines that there has been a material change in circumstances.

If a named executive fails to meet the applicable stock ownership guideline by the required date, he or she will be required to retain an amount equal to 25% of the net shares (after shares sold or withheld to pay the exercise price of stock options or withholding taxes) received upon the exercise of stock options or the vesting of restricted stock, RSUs or performance shares until the applicable guideline has been achieved.

Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code limits our income tax deduction for certain executive officers’ compensation unless the requirements of the section are met. While the Committee intends to maximize the deductibility of executive compensation when consistent with other compensation goals, we may pay compensation that is not fully deductible if the Committee believes it is in our best interest to do so. In 2010, the compensation to the CEO, COO and General Counsel exceeded the 162(m) deductibility limits. The CEO’s compensation exceeded the limit by approximately $4.6 million, the compensation to the COO exceeded the limit by approximately $1.5 million and compensation to the General Counsel exceeded the limit by approximately $250,000. This did not result in any cash tax cost to us, but rather resulted in a higher utilization of our net operating loss carry forwards that may be available to offset future tax liabilities than would have been the case had all of the compensation been deductible.

Implementation of a cash short-term incentive plan that complies with Section 162(m) would limit our flexibility without a sufficient corresponding benefit to us. Therefore, at this time, the Committee has decided not to adopt a qualifying incentive bonus plan applicable to cash short-term incentives. The Committee intends to review the advisability of adopting such a plan in the future if our tax position or compensation levels change significantly. Our 2000 Employee Stock Plan, as amended, enables the Committee to authorize the issuance of qualified performance-based stock awards to executives that would comply with Section 162(m). The Committee authorized the issuance of performance-based RSUs in January 2006 and in January 2007 and may consider issuing performance-based equity awards in the future rather than awards such as time based restricted stock that are subject to limitations on deductibility.

Compensation Risk Analysis

The Compensation Committee considers potential risks when reviewing and approving compensation programs. Our compensation programs, including incentive compensation for the named executives and other employees, are designed to minimize risk to the business while rewarding employees for achieving long-term strategic objectives in the long-term interests of our stockholders. The factors that we believe mitigate potential risk from our compensation programs include:

•

Our compensation mix for executive officers is composed of base salary, short-term cash incentives and long-term equity incentives, weighted more heavily in favor of long-term equity incentives with four year vesting to achieve alignment with long-term interests.

•

Our short-term incentives are based on an overall assessment of our and the executives’ individual achievements, rather than specific financial metrics that are susceptible of being achieved at the expense of long-term strategic objectives.

•	The annual incentives are capped at 2 times target.

•	Our executive stock ownership guidelines further support alignment with long-term stockholder interests.

Under the supervision of the Compensation Committee, we assessed the compensation-related risks for the compensation plans for all of our employees, including sales commission plans, sales management incentives, incentive plans for certain operational employees and the Annual Incentive Plan for non-executives, and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. We considered both the designs of these plans, the compensation mix of the affected employees and other internal controls that mitigate any potential risks associated with those plans.

Summary of Compensation for 2010

The following table summarizes the total compensation paid or earned for the years ended December 31, 2010, 2009 and 2008 by each of our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Larissa L. Herda,	2010	$862,750	—	$5,256,400	$1,409,545	$1,669,000	$65,301	$9,262,996
Chairman, President, and Chief Executive Officer	2009	$850,000	—	$2,716,600	$1,201,900	$1,240,000	$25,382	$6,033,882
	2008	$850,000	—	$—	$3,629,600	$1,600,000	$28,980	$6,108,580

Mark A. Peters,	2010	$406,000	—	$2,241,700	$575,943	$449,000	$24,956	$3,697,599
Executive Vice President and Chief Financial Officer	2009	$396,954	—	$998,750	$441,875	$250,000	$15,231	$2,102,810
	2008	$364,000	—	$—	$1,814,800	$300,300	$15,225	$2,494,325

John T. Blount,	2010	$500,500	—	$2,860,100	$742,664	$553,000	$31,323	$4,687,587
Chief Operating Officer	2009	$492,660	—	$1,398,250	$618,625	$410,000	$16,422	$2,935,957
	2008	$492,660	—	$—	$2,540,720	$541,926	$16,625	$3,591,931

Paul B. Jones,	2010	$334,250	—	$1,205,880	$303,128	$278,000	$28,428	$2,149,686
Executive Vice President, General Counsel and Regulatory Policy	2009	$328,182	—	$599,250	$265,125	$206,000	$21,495	$1,420,052
	2008	$319,323	—	$—	$907,400	$239,492	$21,135	$1,487,350

Jill R. Stuart,	2010	$235,750	—	$742,080	$181,877	$196,000	$19,423	$1,375,130
Senior Vice President,	2009	$231,636	—	$239,700	$106,050	$145,000	$15,792	$738,178
Accounting and Finance and Chief Accounting Officer	2008	$227,700	—	$—	$907,400	$170,775	$15,682	$1,321,557

Four Year Summary Compensation Table

For comparison purposes, the table below provides the same information as the Summary Compensation Table above for the four year period from 2007 to 2010. We have included this table to show the compensation trends over a longer period and how our executive compensation was moderated by the recession in 2008 and 2009, decreasing from the 2007 levels, which largely reflected a pre-recessionary period.

Four Year Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Larissa L. Herda,	2010	$862,750	—	$5,256,400	$1,409,545	$1,669,000	$65,301	$9,262,996
Chairman, President, and Chief Executive Officer	2009	$850,000	—	$2,716,600	$1,201,900	$1,240,000	$25,382	$6,033,882
	2008	$850,000	—	$—	$3,629,600	$1,600,000	$28,980	$6,108,580
	2007	$800,000	—	$3,231,934	$1,631,460	$1,600,000	$21,666	$7,285,060

Mark A. Peters,	2010	$406,000	—	$2,241,700	$575,943	$449,000	$24,956	$3,697,599
Executive Vice President and Chief Financial Officer	2009	$396,954	—	$998,750	$441,875	$250,000	$15,231	$2,102,810
	2008	$364,000	—	$—	$1,814,800	$300,300	$15,225	$2,494,325
	2007	$350,000	—	$2,154,623	$1,087,640	$262,500	$15,884	$3,870,647

John T. Blount,	2010	$500,500	—	$2,860,100	$742,664	$553,000	$31,323	$4,687,587
Chief Operating Officer	2009	$492,660	—	$1,398,250	$618,625	$410,000	$16,422	$2,935,957
	2008	$492,660	—	$—	$2,540,720	$541,926	$16,625	$3,591,931
	2007	$476,000	—	$2,154,623	$1,087,640	$476,000	$16,941	$4,211,204

Paul B. Jones,	2010	$334,250	—	$1,205,880	$303,128	$278,000	$28,428	$2,149,686
Executive Vice President, General Counsel and Regulatory Policy	2009	$328,182	—	$599,250	$265,125	$206,000	$21,495	$1,420,052
	2008	$319,323	—	$—	$907,400	$239,492	$21,135	$1,487,350
	2007	$311,535	—	$861,849	$435,056	$233,651	$17,085	$1,859,176

Jill R. Stuart,	2010	$235,750	—	$742,080	$181,877	$196,000	$19,423	$1,375,130
Senior Vice President, Accounting and Finance and Chief Accounting Officer	2009	$231,636	—	$239,700	$106,050	$145,000	$15,792	$738,178
	2008	$227,700	—	$—	$907,400	$170,775	$15,682	$1,321,557
	2007	$220,006	—	$861,849	$435,056	$161,700	$16,087	$1,694,698

(1)	Amounts in the columns “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value, as computed in accordance with relevant accounting standards, for awards and options granted pursuant to our 1998 Stock Option Plan and Amended and Restated 2000 Employee Stock Plan for each of the respective years ended December 31, 2010, 2009, 2008 and 2007. Assumptions used in the calculation of these amounts are included in Note 8 to our consolidated financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011. The value ultimately realized by the named executive officers may be significantly more or less than the amount indicated, depending upon the price of our common stock at the time of vesting, exercise and sale and whether or not certain employment criteria, as applicable, are met to allow vesting.
(2)	Represents amounts paid in respect of 2010, 2009, 2008 and 2007 performance under our AIP. A portion of the AIP for 2009 and 2010 was paid in the form of restricted stock that vests over a four-year period. In accordance with applicable SEC rules, the restricted stock issued in 2010 is reported in the Summary Compensation Table above and Grant of Plan-Based Awards Table for 2010 below, and the shares issued in 2011 in respect of 2010 AIP will be reported in those tables for 2011. The AIP is described in “—Compensation Discussion and Analysis—Components of the Executive Compensation Program—Short-Term Incentives” and following the table titled “Grants of Plan-Based Awards for 2010.”
(3)

The amount shown in the “All Other Compensation” column for 2010 includes contributions of $12,250 made by us to our defined contribution 401(k) plan on behalf of each named executive officer. The amount also includes insurance premiums and stipends of $51,399 for Ms. Herda, $12,385 for Mr. Peters, $18,551 for Mr. Blount, $15,755 for Mr. Jones and $6,792 for Ms. Stuart. Tax reimbursements comprise the additional amounts in this column. Tax reimbursements are less than $1,700 for each named executive officer for the year ended December 31, 2010 and were limited to tax reimbursements for certain insurance premiums that were discontinued after March 2010 and tax reimbursements for limited spousal travel that are also available to non-executive employees under the same circumstances. After March 2010, we will no longer provide any tax reimbursements to our named executive officers except for limited spousal travel.

We do not currently have our own pension plan. However, Mr. Jones and Ms. Stuart will, upon retirement, be entitled to receive benefits under the Time Warner Cable Pension Plan based on their service to us or Time Warner Cable on or prior to December 31, 1998.

Grants of Plan-Based Awards for 2010

The following table lists our grants and incentives during the year ended December 31, 2010 of plan-based awards, both equity and non-equity based, including AIP, to the executive officers named in the Summary Compensation Table. There is no assurance that the grant date fair value of stock and option awards will ever be realized or that any amount will be paid under the AIP.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (i)	All Other Option Awards: Number of Securities Underlying Options (j)	Exercise or Base Price of Option Awards (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)
Larissa L. Herda	1/28/2010	—	—	—	—	—	—	—	186,000	$15.46	$1,409,545
	1/28/2010	—	—	—	—	—	—	340,000	—	—	$5,256,400
	N/A	—	$1,517,250	$3,034,500	—	—	—	—	—	—	N/A

Mark A. Peters	1/28/2010	—	—	—	—	—	—	—	76,000	$15.46	$575,943
	1/28/2010	—	—	—	—	—	—	145,000	—	—	$2,241,700
	N/A	—	$408,000	$816,000	—	—	—	—	—	—	N/A

John T. Blount	1/28/2010	—	—	—	—	—	—	—	98,000	$15.46	$742,664
	1/28/2010	—	—	—	—	—	—	185,000	—	—	$2,860,100
	N/A	—	$503,000	$1,006,000	—	—	—	—	—	—	N/A

Paul B. Jones	1/28/2010	—	—	—	—	—	—	—	40,000	$15.46	$303,128
	1/28/2010	—	—	—	—	—	—	78,000	—	—	$1,205,880
	N/A	—	$252,000	$504,000	—	—	—	—	—	—	N/A

Jill R. Stuart	1/28/2010	—	—	—	—	—	—	—	24,000	$15.46	$181,877
	1/28/2010	—	—	—	—	—	—	48,000	—	—	$742,080
	N/A	—	$177,750	$355,500	—	—	—	—	—	—	N/A

Amounts in column (d) represent target awards under the AIP, our short-term incentive plan, which is intended to serve as an incentive for performance during each fiscal year. The target awards are equal to a specified percentage of base salary as in effect on December 31 of the year before payment is made. The target awards for each individual range from 75% to 175% of base salary for 2010. Target amounts are not guaranteed and there is no minimum or threshold amount. AIP awards of up to two times target could be paid for extraordinary performance, and amounts significantly below the target amount could be awarded for lesser performance. The amounts in column (e) represent two times the target amount. There is no strict formula for determining the extent to which AIP awards to named executives will be above or below the aggregate individual targets. The actual cash amount of the AIP payouts made in 2010 in respect of 2010 performance is the amount shown in the column titled “Non-Equity Incentive Plan Awards” in the Summary Compensation Table. Beginning with the 2010 AIP payouts for 2009 performance, our Compensation Committee and Board may determine that a portion of the AIP payouts for any year may be made in the form of our common stock, restricted stock or RSUs, at the Board’s discretion. For the AIP payouts in respect of 2010 performance, the Board determined to pay approximately 80% of each named executive’s total award in cash and the balance in the form of restricted stock that vests over a four year period. These shares are not reflected in column (i) because they were not awarded in 2010, and will be reported in the Summary Compensation Table and Grant of Plan-Based Awards table for 2011. In future years, AIP payouts may be made entirely in cash or in a different combination of cash and equity. See “—Compensation Discussion and Analysis–Components of the Executive Compensation Program-Short-Term Incentives” for a discussion of how the individual awards to the named executives in respect of 2010 performance were determined.

The Compensation Committee approved restricted stock and option grants in 2010 for the named executives as shown in columns (i) and (j) respectively. The restricted stock and options vest in 25% increments on each anniversary date of the grant date. The grant date fair value of the restricted stock was $15.46 per share, the closing price of our common stock on the grant date, and the grant date fair value of the options was $7.58 per option.

Outstanding Equity Awards at December 31, 2010

The following table lists outstanding option and stock awards to the executive officers named in the Summary Compensation Table.

Outstanding Equity Awards

Name	Option Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Award Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
		Exercisable	Unexercisable
Larissa L. Herda	11/16/2001	440,000	—		$14.72	11/15/2011	1/28/2009	(2)	255,000	$4,347,750
	1/13/2005	100,000	—		$3.46	1/12/2012	1/28/2010	(3)	340,000	$5,797,000
	1/25/2007	112,500	37,500	(1)	$21.93	1/24/2014
	1/31/2008	250,000	250,000	(1)	$17.48	1/30/2015
	1/28/2009	85,000	255,000	(1)	$7.99	1/27/2019
	1/28/2010	—	186,000	(1)	$15.46	1/28/2020

Mark A. Peters	1/25/2007	75,000	25,000	(1)	$21.93	1/24/2014	1/28/2009	(2)	93,750	$1,598,438
	1/31/2008	125,000	125,000	(1)	$17.48	1/30/2015	1/28/2010	(3)	145,000	$2,472,250
	1/28/2009	31,250	93,750	(1)	$7.99	1/27/2019
	1/28/2010	—	76,000	(1)	$15.46	1/28/2020

John T. Blount	11/16/2001	118,950	—		$14.72	11/15/2011	1/28/2009	(2)	131,250	$2,237,813
	7/1/2005	75,000	—		$6.22	6/30/2012	1/28/2010	(3)	185,000	$3,154,250
	1/25/2007	75,000	25,000	(1)	$21.93	1/24/2014
	1/31/2008	175,000	175,000	(1)	$17.48	1/30/2015
	1/28/2009	43,750	131,250	(1)	$7.99	1/27/2019
	1/28/2010	—	98,000	(1)	$15.46	1/28/2020

Paul B. Jones	1/25/2007	30,000	10,000	(1)	$21.93	1/24/2014	1/28/2009	(2)	56,250	$959,063
	1/31/2008	62,500	62,500	(1)	$17.48	1/30/2015	1/28/2010	(3)	78,000	$1,329,900
	1/28/2009	18,750	56,250	(1)	$7.99	1/27/2019
	1/28/2010	—	40,000	(1)	$15.46	1/28/2020

Jill R. Stuart	11/16/2001	8,000	—		$14.72	11/15/2011	1/28/2009	(2)	22,500	$383,625
	1/25/2007	30,000	10,000	(1)	$21.93	1/24/2014	1/28/2010	(3)	48,000	$818,400
	1/31/2008	62,500	62,500	(1)	$17.48	1/30/2015
	1/28/2009	7,500	22,500	(1)	$7.99	1/27/2019
	1/28/2010	—	24,000	(1)	$15.46	1/28/2020

(1)	Options vest in 25% increments on each anniversary of the grant date.
(2)	Represents service-based RSUs that were granted in 2009 under the Amended and Restated 2000 Employee Stock Plan that vest at a rate of 25% per year on the anniversary of the grant date of each of the four years following the year in which the grant was made if the named executive is an active full-time employee of ours on the vesting dates.
(3)	Represents service-based restricted stock awards that were granted in 2010 under the Amended and Restated 2000 Employee Stock Plan that vest at a rate of 25% per year on the anniversary of the grant date of each of the four years following the year in which the grant was made if the named executive is an active full-time employee of ours on the vesting dates.

Option Exercises and Stock Vested During 2010

The table below discloses certain information regarding options that were exercised and stock awards that vested during 2010 for the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Larissa L. Herda	—	$—	113,125	$1,772,381

Mark A. Peters	—	$—	50,000	$795,000

John T. Blount	33,750	$399,463	62,500	$985,125

Paul B. Jones	25,500	$275,955	26,250	$413,063

Jill R. Stuart	—	$—	15,000	$241,950

(1)	The amount shown is the difference between the market price of the underlying shares of our common stock at exercise and the exercise price of the options.
(2)	Amount shown is the aggregate market value on the vesting date of the shares issued upon vesting of restricted stock awards. These amounts include the following shares that we withheld to satisfy the employee’s minimum tax withholding obligations that arose upon vesting of stock awards:

	Stock Awards
Name	Number of Shares	Value
Larissa L. Herda	46,642	$730,684

Mark A. Peters	17,727	$283,801

John T. Blount	21,583	$342,451

Paul B. Jones	9,242	$146,240

Jill R. Stuart	5,026	$80,735

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements and Change of Control Agreements with each of the named executive officers described below.

Agreements With Named Executive Officers

Ms. Herda entered into an employment agreement and a Change of Control Agreement with us effective November 4, 2009. Messrs. Peters and Jones and Ms. Stuart entered into employment agreements and change of control employment agreements with us effective September 28, 2007. Mr. Blount entered into an employment agreement and change of control employment agreement with us effective October 29, 2008. Messrs. Peters, Blount and Jones entered into amended change of control agreements with us effective November 4, 2009 that eliminated modified single trigger provisions in those agreements. As a result, none of our named executives has single trigger or modified single trigger provisions in their change of control agreements. These agreements superseded prior employment agreements with those executives that covered both pre-and post-change of control scenarios.

Employment Agreements

The employment agreements with the named executives have the following terms:

Executive	Agreement Term	End Date	Minimum Annual Salary	AIP Target (% of Base Salary)
Larissa L. Herda	3 years	November 4, 2012	$884,000	175%
Mark A. Peters	2 years	September 28, 2012	$416,000	100%
John T. Blount	3 years	October 29, 2011	$513,000	100%
Paul B. Jones	2 years	September 28, 2012	$343,000	75%
Jill R. Stuart	2 years	March 28, 2013	$242,000	75%

The employment agreements automatically renew after their initial terms as shown above for successive two year terms, unless the executive or we give non-renewal notification at least 60 days prior to the end of the term or renewal term. The actual AIP amount paid to each named executive may range from 0 to 2 times the target amount shown above depending on our and the executive’s performance. The table reflects the minimum annual base salaries of the named executive officers under the terms of their employment agreements for 2011, which are their 2011 base salaries, and the AIP targets for 2011.

Termination With and Without Cause. If we terminate Ms. Herda’s employment other than for cause, as defined in her employment agreement, she is entitled to a lump sum severance payment, contingent upon releasing us of all claims, equal to 2.99 times her then current base salary and target AIP amount, plus a lump sum amount of $42,900 in lieu of reimbursement of premiums for health care continuation coverage, and outplacement services capped at $75,000. If we terminate any other named executive’s employment other than for cause, as defined in the employment agreements, the executive is entitled to a lump sum severance payment, contingent upon releasing us of all claims, equal to 1.5 times, in the case of Messrs. Peters, Blount and Jones, and one time, in the case of Ms. Stuart, their then current base salary and target AIP amount, plus an amount equal to 18 months of premiums for health care continuation coverage (less the amount the executive would have contributed to premiums under our health care plan for active employees). In such case, the named executive is bound by non-competition and non-solicitation covenants for 18 months (or 12 months for Ms. Stuart). If we terminate the named executive’s employment for cause, he or she will only receive earned and unpaid base salary accrued through the date of termination. All of the employment agreements contain a narrow definition of cause, consisting of such events as conviction of a felony, fraud and willful and reckless behavior that is materially injurious to the Company.

Termination for Disability or Death. We may terminate the named executive for a disability if the executive is absent from his or her duties with us for 180 consecutive days or any 180 days within any 12 month period. If we do so, we must pay the executive a lump sum equal to 75% of his or her base salary and target AIP amount for 18 months for Ms. Herda and Messrs. Peters, Blount and Jones and one year for Ms. Stuart, less, in the case of Messrs. Peters, Blount and Jones and Ms. Stuart, any disability benefits payable to the executive under any Company-provided plan that covers him or her.

If the named executive dies during the term of his or her employment agreement, his or her estate or beneficiaries would receive a payment equal to the executive’s base salary for 30 days following the date of death and an amount equal to his or her target AIP amount prorated to the date of death, in addition to any other benefits payable to his or her beneficiaries or estate under the provision of any of our benefit plans.

Change of Control Employment Agreements

The Change of Control Agreements with Messrs. Peters, Blount and Jones and Ms. Herda and Stuart become effective when a Change of Control, as defined in the agreements, occurs and supersede the respective employment agreements with those executives. The agreements for Ms. Herda and Messrs. Peters, Blount and Jones become effective if a Change of Control occurs during the 3 year period, and for Ms. Stuart during the 18 month period, from the dates of the agreements (the “Change of Control Period”). The Change of Control Periods automatically renew for successive two year periods, unless we notify the named executive of non-renewal at least 60 days in advance of the initial or renewal term. The agreements provide for the named executive to be employed by us or our successor for a new term beginning with the Change of Control and continuing for 18 months in positions commensurate with those held by them prior to the Change of Control at a base salary equal to no less than 12 times the highest monthly salary during the prior 12 month period. The named executives also would be entitled to annual cash bonuses at least equal to their target AIP amount for each fiscal year ending during their employment term. The Change of Control Agreements also include protections for the executive against adverse changes in their short-term incentive opportunities and other benefits. If a Change of Control occurs and within 18 months thereafter (1) the named executive is terminated by us or our successor without Cause, as defined in the agreements, or (2) the named executive terminates his or her employment for Good Reason, as defined in the agreements, the named executive is entitled to:

(i)	A lump sum severance payment equal to 2.99 times for Ms. Herda, 2.5 times for Mr. Blount and 2 times for the other named executives’ base salary, plus their target AIP amount,

(ii)	A prorated target AIP amount for the year in which the Change of Control occurs,

(iii)	Certain payments for health care continuation coverage, and

(iv)	Certain outplacement services.

The payment is subject to the six-month delay mandated by IRC Section 409A, if applicable.

Change of Control, as used in the agreements, means:

(i)	An individual, entity or group becomes the beneficial owner of 25% or more of our outstanding common stock,

(ii)	The current members of our Board, or persons who were approved by a majority of the current members of the Board, cease to constitute a majority of the Board, or

(iii)	Consummation of a merger, share exchange or sale of substantially all of our assets where we are not the surviving company or the events described in (i) or (ii) above occur.

Good Reason is defined under the Change of Control Agreements as:

•	The assignment to the executive of any substantial duties that are substantively inconsistent with his or her position, authority or responsibilities prior to the Change of Control;

•	A requirement to perform services at an office more than 35 miles from the executive’s location prior to the Change of Control or at a location other than our principal offices;

•	A requirement to travel to a substantially greater degree;

•	Our breach of any of the material compensation provisions of the agreement;

•	The failure of any successor company to assume obligations under the agreement; or

•	Our purported termination of the agreement other than as permitted.

All of the Change of Control Agreements contain a narrow definition of Cause, consisting of such events as conviction of a felony, fraud and theft or willful violation of certain provisions of our Code of Conduct that is materially injurious to the Company.

Acceleration of Vesting of Equity Grants

If we or our successor terminates a named executive officer without cause within one year following the closing of a Change of Control transaction, the named executive’s options, restricted stock and RSUs granted prior to 2007 would immediately vest. Options and awards granted beginning in 2007 immediately vest in the event of a Change of Control without termination of employment. In addition, all outstanding unvested options, restricted stock and RSUs immediately vest upon the death or total disability of the named executive. Similar acceleration of vesting provisions apply to all of our other employees who hold options, restricted stock or RSUs.

Projected Payouts Under Employment and Change of Control Agreements

The table below reflects projected payouts to the named executive officers under the employment and Change of Control Agreements for potential separation scenarios, assuming the separations occurred on December 31, 2010. “CoC” means Change of Control, as defined in the Change of Control Agreements. The payouts under both agreements would be the same under all potential separation scenarios shown below, except where “CoC” is indicated for a payout only under the Change of Control Agreements (see “—Agreements with Named Executive Officers—Change of Control Employment Agreements”).

Projected Payouts Under Employment and Change of Control Agreements

Name	Payments/Benefits Upon Change of Control or Termination	Change of Control	Termination
			With Cause	Without Cause	Change of Control- Good Reason; Without Cause (4)	Death (5)	Disability (6)	Change of Control- Disability (6)
Larissa L. Herda	Cash Payment (1)	$—	$—	$7,128,908	$7,128,908	$1,588,510	$2,682,281	$2,682,281
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	$3,376,140	$—	$—	$5,464,600	$5,464,600	$5,464,600	$5,464,600
	Restricted Stock Awards/Units	$10,144,750	$—	$—	$10,144,750	$10,144,750	$10,144,750	$10,144,750
	Benefits/Outplacement Services (3)	$—	$—	$117,900	$117,900	$—	$—	$—
	TOTAL:	$13,520,890	$—	$7,246,808	$22,856,158	$17,197,860	$18,291,631	$18,291,631

Mark A. Peters	Cash Payment (1)	$—	$—	$1,224,000	$1,632,000	$441,534	$918,000	$918,000
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	$1,253,340	$—	$—	$1,253,340	$1,253,340	$1,253,340	$1,253,340
	Restricted Stock Awards/Units	$4,070,688	$—	$—	$4,070,688	$4,070,688	$4,070,688	$4,070,688
	Benefits/Outplacement Services (3)	$—	$—	$42,949	$42,949	$—	$—	$—
	TOTAL:	$5,324,028	$—	$1,266,949	$6,998,977	$5,765,562	$6,242,028	$6,242,028

John T. Blount	Cash Payment (1)	$—	$—	$1,509,000	$2,515,000	$544,342	$1,131,750	$1,131,750
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	$1,741,320	$—	$—	$2,830,724	$2,830,724	$2,830,724	$2,830,724
	Restricted Stock Awards/Units	$5,392,063	$—	$—	$5,392,063	$5,392,063	$5,392,063	$5,392,063
	Benefits/Outplacement Services (3)	$—	$—	$42,944	$42,944	$—	$—	$—
	TOTAL:	$7,133,383	$—	$1,551,944	$10,780,731	$8,767,129	$9,354,537	$9,354,537

Paul B. Jones	Cash Payment (1)	$—	$—	$882,000	$1,176,000	$279,616	$661,500	$661,500
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	$743,100	$—	$—	$743,100	$743,100	$743,100	$743,100
	Restricted Stock Awards/Units	$2,288,963	$—	$—	$2,288,963	$2,288,963	$2,288,963	$2,288,963
	Benefits/Outplacement Services (3)	$—	$—	$42,949	$42,949	$—	$—	$—
	TOTAL:	$3,032,063	$—	$924,949	$4,251,012	$3,311,679	$3,693,563	$3,693,563

Jill R. Stuart	Cash Payment (1)	$—	$—	$414,750	$829,500	$197,229	$311,063	$466,594
	Accelerated Vesting of Long-Term Equity Incentives (2):
	Stock Options	$309,960	$—	$—	$328,600	$328,600	$328,600	$328,600
	Restricted Stock Awards/Units	$1,202,025	$—	$—	$1,202,025	$1,202,025	$1,202,025	$1,202,025
	Benefits/Outplacement Services (3)	$—	$—	$42,949	$42,949	$—	$—	$—
	TOTAL:	$1,511,985	$—	$457,699	$2,403,074	$1,727,854	$1,841,688	$1,997,219

The amounts shown in the table above do not include accrued salary, bonus, and vacation pay as of the date of termination and other payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination.

(1)	Amounts are based on the named executive’s base salary and target AIP payout for 2010 because the termination is assumed to have occurred on December 31, 2010, the last day of the performance period for AIP purposes.
(2)	If we or our successor terminates a named executive officer without cause within one year after a Change of Control as described above under “Acceleration of Vesting of Equity Grants,” the named executive’s options, restricted stock and RSUs granted prior to 2007 would immediately vest. Options and awards granted beginning in 2007 immediately vest in the event of a Change of Control without termination of employment. These terms are provided on a non-discriminatory basis to salaried employees.
(3)	Represents payments for health benefits and outplacement services.
(4)	Represents amounts payable if a Change of Control occurs and within 18 months thereafter we or our successor terminates the named executive without Cause, as defined in the Change of Control Agreements, or the named executive terminates his or her employment for Good Reason as defined in the Change of Control Agreements (see “—Agreements with Named Executive Officers—Change of Control Employment Agreements”).

(5)	Amounts shown for cash payment upon death represent a payment equal to the named executive’s base salary for 30 days following the date of death and an amount equal to his or her target bonus prorated to the date of death.
(6)	Amounts shown in the table above represent disability lump sum payments provided for under the named executive officer’s employment agreement and, except in the case of Ms. Herda, would be reduced by amounts received from workers’ compensation, social security, and disability insurance policies maintained by us. In addition to the lump sum payment provided for in the named executive officer’s employment agreement, the named executive officers would receive benefits under our group disability insurance plan. The benefits under the group plan are not available to all employees on a non-discriminatory basis. The named executive officers receive a stipend from us in lieu of supplemental disability insurance policies. The named executive officers may purchase individually owned supplemental disability policies with such stipends if they so choose. The benefits under the group plan represent monthly payments in the amount of a percentage of the named executive officers’ salaries. These monthly payments would begin after a period of time where the lump sum payment was equivalent to the salary the named executive officer would have received under his or her employment agreement had such named executive officer not been terminated. Assuming a termination for disability at December 31, 2010 and a retirement age of 66, the sum of the monthly payments that the named executive officers would receive under the group disability plan if their employment terminated due to disability would be as follows:

Larissa L. Herda	$1,963,125

Mark A. Peters	$2,475,000

John T. Blount	$2,115,000

Paul B. Jones	$5,625

Jill R. Stuart	$1,235,363

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers, and beneficial holders of 10% or more of our shares, pursuant to Section 16(a) of the Securities Exchange Act of 1934 and upon representations from those persons, all SEC stock ownership reports required to be filed pursuant to Section 16(a) by those reporting persons during 2010 were timely filed.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our existing equity compensation plans as of December 31, 2010, including our 1998 Stock Option Plan, as amended, our Amended and Restated 2000 Employee Stock Plan and our 2004 Qualified Stock Purchase Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Plan Category
Equity compensation plans approved by security holders	12,315,235	(2)	$16.72	15,664,517
Equity compensation plans not approved by security holders	—		$—	—

Total	12,315,235		$16.72	15,664,517	(1)

(1)	As of February 28, 2011, 13,534,297 shares of our common stock remained available for issuance under our Amended and Restated 2000 Employee Stock Plan.
(2)	Represents 9,153,677 unexercised options and 3,161,558 RSUs and shares of restricted stock that were unvested as of December 31, 2010.

tw telecom 1998 Stock Option Plan

The tw telecom 1998 Stock Option Plan, as amended (the “1998 Plan”), provides for the granting of non-qualified stock options to officers and eligible employees under terms and conditions set by our Compensation Committee. Generally, the outstanding options vest over periods of up to four years and expire seven to ten years from the date of issuance. As of December 31, 2010, approximately 1.9 million shares of common stock were reserved for issuance upon exercise of outstanding options. The 1998 Plan expired on August 5, 2008, and no additional shares may be granted under the 1998 Plan after such expiration.

tw telecom Amended and Restated 2000 Employee Stock Plan

The tw telecom Amended and Restated 2000 Employee Stock Plan (the “2000 Plan”), provides for both qualified and non-qualified stock options, stock awards, including RSUs and other performance contingent awards and stock appreciation rights to be issued to directors, officers, and eligible employees under terms and conditions to be set by our Compensation Committee. Generally,

the outstanding options issued to employees and officers vest over periods of up to four years and expire either seven or ten years from the date of issuance. In June 2003 and June 2009, the stockholders approved amendments to the 2000 Plan to authorize an additional 12.5 million and 14.5 million shares, respectively, of common stock that may be issued upon exercise of options or other equity awards. As of December 31, 2010, approximately 8.3 million shares of common stock were reserved for issuance upon exercise of outstanding options and vesting of stock awards and approximately 15.1 million shares of common stock were available for grant under the 2000 Plan.

tw telecom 2004 Qualified Stock Purchase Plan

Effective October 1, 2004, we adopted the tw telecom 2004 Qualified Stock Purchase Plan (the “2004 Purchase Plan”). We have not offered shares for purchase under the 2004 Purchase Plan since 2008, but may do so in the future. When shares are offered under the 2004 Purchase Plan, employees who meet certain eligibility requirements may elect to designate up to 15% of their eligible compensation, up to an annual limit of $25,000, to purchase shares of our common stock at a 15% discount to fair market value. Stock purchases may occur semi-annually, with the price per share equaling the lower of 85% of the market price at the beginning or end of the offering period. Purchase offerings were conducted each April 1 and October 1, beginning October 1, 2004 until March 31, 2008. We were initially authorized to issue a total of 600,000 shares of common stock to participants in the 2004 Purchase Plan. In September 2007, the 2004 Purchase Plan was amended to authorize the issuance of an additional 600,000 shares under the 2004 Purchase Plan. As of December 31, 2010, 599,786 shares had been issued under the 2004 Purchase Plan and none of the additional 600,000 shares have been issued under the amended 2004 Stock Purchase Plan. Our stockholders approved the 2004 Purchase Plan and the September 2007 amendment to the 2004 Purchase Plan.

tw telecom SHARE OWNERSHIP

The following table lists the ownership of shares of our common stock by our directors and the executive officers named in the Summary Compensation Table, all directors and executive officers as a group, and persons known to us as beneficial owners of more than 5% of our common stock as of February 28, 2011, except as noted in the footnotes to the table. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. Information in the table is as of the latest reports by those entities that we received. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. This table assumes 150,770,718 shares of common stock outstanding as of February 28, 2011, without regard to outstanding options, warrants, or convertible securities. Each director’s and executive officer’s address is c/o tw telecom inc., 10475 Park Meadows Drive, Littleton, Colorado 80124.

tw telecom SHARE OWNERSHIP

	No. of Shares (1)	Percent of Class
Five Percent Stockholders:

Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund (2)	27,536,111	18.3%

Columbia Wanger Asset Management, LLC (3)	13,748,700	9.1%

Capital Research Global Investors (4)	13,254,207	8.8%

FMR LLC and Edward C. Johnson, III (5)	10,735,770	7.1%

BlackRock, Inc. (6)	9,607,633	6.4%

Directors and Executive Officers:

Larissa L. Herda (7)	2,602,988	1.7%

Gregory J. Attorri	153,166	*

Spencer B. Hays	139,391	*

Kevin W. Mooney	158,766	*

Kirby G. Pickle	144,693	*

Roscoe C. Young, II	60,834	*

Mark A. Peters	868,260	*

John T. Blount	1,351,509	*

Paul B. Jones	466,788	*

Jill R. Stuart	297,097	*

All directors and executive officers as group (10 persons)	6,243,492	4.1%

*	Represents less than 1%

(1)

We have one class of outstanding common stock. Beneficial ownership of common stock has been determined in accordance with the rules of the Securities and Exchange Commission, which is based upon having or sharing the power to vote or dispose of shares and includes: (i) shares of common stock issuable upon exercise of options exercisable within 60 days of February 28, 2011, as follows: Ms. Herda—1,281,500 shares; Mr. Attorri—98,166 shares; Mr. Hays—90,666 shares; Mr. Mooney—105,666 shares; Mr. Pickle—92,831 shares; Mr. Young—22,500 shares; Mr. Peters—369,000 shares; Mr. Blount—668,450 shares; Mr. Jones—181,250 shares; Ms. Stuart—162,750 shares; and all directors and executive officers as a group—3,072,779 shares, and (ii) shares of restricted stock that are unvested as of February 28, 2011, and will not vest within 60 days thereafter but have voting rights, as follows: Ms. Herda—841,643 shares; Mr. Attorri—23,858 shares; Mr. Pickle—21,096 shares; Messrs. Hays, Mooney, and Young—18,334 shares each; Mr. Peters—347,361 shares; Mr. Blount—451,434 shares; Mr. Jones—182,172 shares; Ms. Stuart—108,750 shares; and all directors and executive officers as a group—2,031,316 shares.

(2)	Based on Schedule 13G/A as of December 31, 2010, Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund reported shared voting and dispositive power of 12,696,830 shares. Southeastern Asset Management, Inc. reported sole dispositive power of the remaining 14,839,281 shares with sole voting power of 12,311,934 and no voting power of 2,527,347 of these remaining shares. The business address of Southeastern Asset Management, Inc. and Longleaf Partners Small-Cap Fund is 6410 Poplar Ave., Ste. 900, Memphis, TN 38119.
(3)	Based on Schedule 13G/A as of December 31, 2010, Columbia Wanger Asset Management, LLC reported sole voting power of 12,556,700 shares and sole dispositive power of 13,748,700 shares. The business address of Columbia Wanger Asset Management, LLC is 227 W Monroe Street, Ste. 3000, Chicago, IL 60606.
(4)	Based on Schedule 13G/A as of December 31, 2010, Capital Research Global Investors reported sole voting power of 12,648,000 shares and sole dispositive power of 13,254,207 shares. Beneficially owned shares included 606,207 shares of common stock resulting from the assumed conversion of $11,300,000 principal amount of our 2.375% Convertible Senior Debentures due 2026. The business address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.
(5)	Based on Schedule 13G/A as of December 31, 2010, both FMR LLC and Edward C. Johnson, III have sole dispositive power of 10,735,770 shares, but FMR LLC reported sole voting power of 3,500 shares. Beneficially owned shares included 321,880 shares of common stock resulting from the assumed conversion of $6,000,000 principal amount of our 2.375% Convertible Senior Debentures due 2026. The business address of FMR LLC and Edward C. Johnson, III is 82 Devonshire Street, Boston, MA 02109.
(6)	Based on Schedule 13G/A as of December 31, 2010. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(7)	Ms. Herda’s beneficial ownership includes 479,094 shares held directly and 751 shares Ms. Herda transferred into a custodial account for her son for which Ms. Herda is the custodian and excludes 434,500 options that are not scheduled to vest within 60 days of February 28, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

We have a written policy governing transactions with related parties that applies to all transactions that are required to be disclosed as related person transactions under Item 404 of Regulation S-K, including purchases, sales, leases and financial transactions. All such transactions must be approved in advance by a member of the Audit Committee, except for transactions that are pursuant to and in accordance with a master agreement that the Audit Committee has already approved. The policy provides a process for the identification and internal communication of the identity of related parties and for written submission of proposed transactions and all relevant information to the Audit Committee. The Audit Committee may delegate its approval authority to one of its members on a monthly or quarterly rotating basis. If a member of the Audit Committee has an interest in a transaction that is subject to review under this policy, that member will not participate in the review or approval process.

In reviewing transactions with related parties, the Audit Committee considers:

•	The overall fairness of the transaction to us by considering whether the terms, conditions and pricing are no less favorable to us than those available from unrelated third parties,

•	The materiality of the transaction to us,

•	The role of the related party in arranging the transaction,

•	The selection process for the vendor (if a purchase transaction), and

•	Other factors such as benefit to us (such as special expertise, exceptional service, expedited time frames) from the transaction that may not be available from other unrelated third parties.

The Audit Committee will approve a transaction with a related party only if it determines that the transaction is beneficial to us and the terms are fair to us. The Audit Committee may in its sole discretion approve or deny any transaction with a related party or may condition approval of a transaction upon certain protective measures such as limiting the duration or magnitude of the transaction, assuring that the related party, if an individual, is not directly involved in the ongoing relationship between us and the contracting party or in any negotiations with us or requiring that we have the right to terminate the transaction upon notice without penalty.

Related Persons Transactions

We provide data and Internet, network and voice services to Fidelity Investments, an affiliate of FMR Corp. FMR Corp. reported beneficial ownership of 7.2% of our common stock as of December 31, 2010. Total revenue from Fidelity Investments for the year ended December 31, 2010 was approximately $333,000. The sales to Fidelity were made on an arm’s length basis using our standard terms, conditions and pricing.

We provide data and Internet services to Barclays Global Investors, NA, an affiliate of BlackRock, Inc., which, together with various affiliates, reported beneficial ownership of 6.4 % of our common stock as of December 31, 2010. Total 2010 revenue from Barclays Global Investors was approximately $691,000. The sales to Barclays Global Investors were made on an arm’s length basis using our standard terms, conditions and pricing.

We provide data, Internet, network and voice services to Southeastern Asset Management, Inc., which reported beneficial ownership of 18.5% of our common stock as of December 31, 2010 (8.5% of which was shared with Longleaf Partners Small-Cap Fund). Total 2010 revenue from Southeastern Asset Management was approximately $126,000. Sales to Southern Asset Management were made on an arm’s length basis using our standard terms, conditions and pricing.

The transactions described above with Fidelity Investments were reviewed and approved by our Audit Committee in accordance with the process described under “Review and Approval of Transactions with Related Persons.” The other two transactions were not reviewed in advance by the Audit Committee because the sales were made prior to the time that we were advised that the customers acquired beneficial ownership of 5% or more of our common stock.

Proxy Solicitation

We will reimburse banks, brokers, custodians, nominees, and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Submission of Stockholder Proposals

If you wish to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2012 annual meeting, you must submit your proposals to our Corporate Secretary at our principal executive office no later than December 30, 2011. Under our bylaws, no business may be brought before an annual meeting of Directors unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote whose notice to us (containing certain information specified in our bylaws) has been received at least 90 but not more than 120 days prior to the anniversary date of the preceding year’s annual meeting. Accordingly, for a matter that a stockholder wishes to propose for consideration at our 2012 annual meeting to be properly considered at the meeting, we must receive notice of the matter, in the form and including the content specified in our bylaws, no earlier than February 1, 2012 and no later than March 2, 2012, unless we hold the meeting more than 30 days earlier or 60 days later than June 1, 2012. If we hold the 2012 annual meeting more than 30 days earlier or 60 days later than June 3, 2012, the notice must be received no earlier than 120 days prior to the annual meeting date and not later than the later of 90 days prior to the annual meeting date or the tenth day following the date the first public announcement of the meeting date is made. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

Other Business

The Board of Directors knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

Annual Report to Stockholders and Form 10-K

Our Annual Report to Stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2010 (which is not part of our proxy soliciting materials) is being mailed to our stockholders with this Proxy Statement. This Proxy Statement and our Annual Report to Stockholders is also available at http://www.twtelecom.com/proxy. If you share an address with another stockholder, you may only receive one set of proxy materials, including the Annual Report, Form 10-K and proxy statement, unless you have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, you may write to us at the address shown below or call us at (303) 542-6894. A copy of our Annual Report on Form 10-K as filed with the SEC is also available at www.twtelecom.com/investors/investors.html and will be provided without charge to stockholders who write to our Investor Relations Department at: tw telecom inc., 10475 Park Meadows Drive, Littleton, CO 80124.

BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Jones
Executive Vice President, General Counsel and
Regulatory Policy and Secretary

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

Appendix A

Reconciliation of Levered Free Cash Flow to Net Cash Provided by Operating Activities

Year Ended December 31, 2010
(amounts in millions)
Levered free cash flow	$82.8
Capital expenditures	321.8
Income tax benefit	221.9
Deferred income taxes	(224.1)
Changes in operating assets and liabilities	(16.6)

Net cash provided by operating activities	$385.8

tw telecom inc.

ANNUAL MEETING OF STOCKHOLDERS

June 1, 2011

9:00 a.m. MDT

Denver Marriott South

10345 Park Meadows Drive

Littleton, Colorado 80124

10475 Park Meadows Drive, Littleton, Colorado 80124

The Board of Directors solicits this proxy for use at the Annual Meeting on June 1, 2011.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3, and for a vote every “THREE YEARS” on Item 4.

By signing the proxy, you revoke all prior proxies and appoint Paul Jones and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 1, 2011. This proxy statement and our 2010 annual report to security holders are available at http://www.twtelecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site.

(to be signed and dated on the other side)

See reverse for voting instructions.

VOTING INSTRUCTIONS

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 31, 2011.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/twtc/ – QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 31, 2011.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to tw telecom inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

ò Please detach here ñ

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3 below and a Vote for every THREE YEARS in Item 4 below.

1. Election of Directors:

01	Gregory J. Attorri	04	Kevin W. Mooney
				☐	Vote FOR all nominees	☐	Vote WITHHELD from
02	Spencer B. Hays	05	Kirby G. Pickle		(except as marked)		all nominees

03	Larissa L. Herda	06	Roscoe C. Young, II

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of appointment of Ernst & Young LLP to serve as independent registered public accounting firm for 2011;	☐	For	☐	Against	☐	Abstain

3. Advisory vote on executive compensation;	☐	For	☐	Against	☐	Abstain

4. Advisory vote on frequency of advisory vote on executive compensation	Every:	☐ 3 years	☐ 2 years	☐ 1 year	☐ Abstain

5. In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” Items 1, 2, and 3 AND, for every THREE YEARS for Item 4.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.